EXECUTION COPY

Exhibit10.1

AMENDED AND RESTATED
CREDIT AGREEMENT

Dated to be Effective as of May 14, 2004

among

ENSERCO ENERGY INC.

as Borrower,

and

FORTIS CAPITAL CORP.
as Administrative Agent, Collateral Agent,
Documentation Agent, Arranger, an Issuing Bank and a Bank

and

BNP PARIBAS

as a Bank and an Issuing Bank

and

U.S. BANK NATIONAL ASSOCIATION

as a Bank

and

SOCIETE GENERALE

as a Bank

THE OTHER FINANCIAL INSTITUTIONS WHICH
MAY BECOME PARTIES HERETO

THIS AGREEMENT PROVIDES FOR AN
UNCOMMITTED FACILITY WITH A DEMAND FEATURE.
ALL ADVANCES AND ISSUANCES OF LETTERS OF CREDIT
ARE DISCRETIONARY ON THE PART OF THE BANKS
IN THEIR SOLE AND ABSOLUTE DISCRETION.
THE BANKS MAY MAKE DEMAND FOR PAYMENT AT ANY TIME
IN THEIR SOLE AND ABSOLUTE DISCRETION.

TABLE OF CONTENTS

Page
ARTICLE I

1.01
1.02
1.03

ARTICLE II

2.01
2.02
2.03
2.04
2.05
2.06
2.07
2.08
2.09
2.10
2.11
2.12
2.13

ARTICLE III

3.01
3.02
3.03
3.04
3.05
3.06
3.07
3.08
3.09
3.10

ARTICLE IV

4.01
4.02
4.03
4.04

ARTICLE V

5.01
5.02	DEFINITIONS

Certain Defined Terms
Other Interpretive Provisions
Accounting Principles

THE CREDITS

Amounts and Terms of Uncommitted Line
Loan Accounts
Procedure for Borrowing
Optional Prepayments
Mandatory Prepayments of Loans
Repayment
Interest
Fees
Computation of Interest and Fees
Payments by the Borrower
Payments by the Banks to Agent
Sharing of Payments, Etc.
The Election of Approving Banks to Continue Funding

THE LETTERS OF CREDIT

The Letter of Credit Lines
Issuance, Amendment and Renewal of Letters of Credit
Risk Participations, Drawings, Reducing Letters of Credit and Reimbursements
Repayment of Participations
Role of the Issuing Banks
Obligations Absolute
Cash Collateral Pledge
Letter of Credit Fees
Applicability of UCP
Existing Letters of Credit

TAXES AND YIELD PROTECTION

Taxes
Increased Costs and Reduced Return; Capital Adequacy
Matters Applicable to all Requests for Compensation
Survival

CONDITIONS PRECEDENT.

Matters to be Satisfied Upon Execution of Agreement
Matters to be Satisfied Prior to Each Request for Extension of Credit	1 1 24 25 26 26 26 27 27 27 28 28 29 29 29 30 30 31 32 32 34 36 38 38 39 41 41 41 42 42 42 43 43 43 43 43 45

i

ARTICLE VI

6.01
6.02
6.03
6.04
6.05
6.06
6.07
6.08
6.09
6.10
6.11
6.12
6.13
6.14
6.15
6.16
6.17
6.18

ARTICLE VII

7.01
7.02
7.03
7.04
7.05
7.06
7.07
7.08
7.09
7.10
7.11
7.12
7.13
7.14
7.15
7.16

ARTICLE VIII

8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17	REPRESENTATIONS AND WARRANTIES

Existence and Power
Authorization; No Contravention
Governmental Authorization
Binding Effect
Litigation
No Default
ERISA Compliance
Use of Proceeds; Margin Regulations
Title to Properties
Taxes
Financial Condition
Environmental Matters
Regulated Entities
No Burdensome Restrictions
Copyrights, Patents, Trademarks and Licenses, etc
Subsidiaries
Insurance
Full Disclosure

AFFIRMATIVE COVENANTS

Financial Statements
Certificates; Other Information
Notices
Preservation of Corporate Existence, Etc
Maintenance of Property
Insurance
Payment of Obligations
Compliance with Laws
Compliance with ERISA
Inspection of Property and Books and Records
Environmental Laws
Use of Proceeds
Collateral Position Audit
Payments to Bank Blocked Accounts
Financial Covenants
Security for Obligations

NEGATIVE COVENANTS

Limitation on Liens
Consolidations and Mergers
Limitation on Indebtedness
Transactions with Affiliates
Use of Proceeds
Contingent Obligations
Restricted Payments
ERISA
Change in Business
Accounting Changes
Net Position
Change of Management
Risk Management Policy
Capital Expenditures
Unhedged Transportation Exposure
Loans and Investments
Bank Blocked Accounts Investments	45 45 46 46 46 46 47 47 47 47 48 48 48 48 48 48 49 49 49 49 49 50 50 52 52 52 52 53 53 53 53 53 53 54 54 55 55 55 56 56 57 57 57 57 58 58 58 58 58 58 58 58 58 59

ARTICLE IX

9.01
9.02
9.03
9.04

ARTICLE X

10.01
10.02
10.03
10.04
10.05
10.06
10.07
10.08
10.09
10.10
10.11
10.12

ARTICLE XI

11.01
11.02
11.03
11.04
11.05
11.06
11.07
11.08
11.09
11.10
11.11
11.12
11.13
11.14
11.15
11.16
11.17
11.18
11.19
11.20
11.21
11.22
11.23	EVENTS OF DEFAULT

Event of Default
Remedies
Rights Not Exclusive
Application of Payments

AGENT

Appointment and Authorization
Delegation of Duties
Liability of Agent
Reliance by Agent
Notice of Default
Credit Decision
Indemnification
Agent in Individual Capacity
Successor Agent
Foreign Banks
Collateral Matters
Monitoring Responsibility

MISCELLANEOUS

Amendments and Waivers
Notices
No Waiver; Cumulative Remedies
Costs and Expenses
Indemnity
Payments Set Aside
Successors and Assigns
Confidentiality
Set-off
Interest Rate Limitations
Automatic Debits of Fees
Notification of Addresses, Lending Offices, Etc
Bank Blocked Accounts Charges and Procedures
Counterparts
Severability
No Third Parties Benefited
Integration
Survival of Representations and Warranties
Governing Law and Jurisdiction
Waiver of Jury Trial
Discretionary Facility
Amendment and Restatement
Entire Agreement	59 59 61 61 61 62 62 62 63 63 63 64 64 65 65 65 66 66 67 67 68 69 69 70 70 71 73 74 74 75 75 75 75 75 76 76 76 76 77 77 77 77

SCHEDULES*
Schedule 2.01	Uncommitted Line and Uncommitted Line Portion
Schedule 3.01	Existing Letters of Credit
Schedule 6.05	Litigation, and Patent, Trademark, etc. Claims
Schedule 6.07	ERISA Matters
Schedule 6.12	Environmental Matters
Schedule 6.16	Subsidiaries and Equity Investments
Schedule 6.17	Insurance Matters
Schedule 8.01	Permitted Indebtedness and Liens
Schedule 8.06	Contingent Obligations
Schedule 11.02	Lending Offices and Addresses for Notices
EXHIBITS*
Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Base Collateral Position Report
Exhibit E	Form of Net Position Report
Exhibit F	Form of Notice To Transfer Funds From Bank Blocked Accounts
Exhibit G	Form of Notice Of Disapproval of Further Advances and Letters of Credit
Exhibit H	Subordination Agreement
Exhibit I	Form of Notice of Borrowing Base Sub-Cap Election
Exhibit J	Form of Notice of Performance L/C Cap Election
Exhibit K	Form of Assignment of Hedging Account

*The above schedules and exhibits have been omitted from this filing. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

AMENDED AND RESTATED CREDIT AGREEMENT

        This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into effective as of May 14, 2004, among ENSERCO ENERGY INC., a South Dakota corporation (the “Borrower”), FORTIS CAPITAL CORP. (“Fortis”), a Connecticut corporation, as a Bank, an Issuing Bank and as Administrative Agent, Documentation Agent and Collateral Agent for the Banks, BNP PARIBAS (“BNP Paribas”), a bank organized under the laws of France, as an Issuing Bank and a Bank, U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), a national banking association, as a Bank, SOCIETE GENERALE, a bank organized under the laws of France, as a Bank (“SocGen”) and each other financial institution which may become a party hereto (collectively, the “Banks”).

        WHEREAS, Fortis, BNP Paribas, U.S. Bank and the Borrower have entered into a Credit Agreement effective as of July 1, 2002 (as amended, the “Existing Credit Agreement”) with an Uncommitted Line of $135,000,000; and

        WHEREAS, the Borrower has requested and the Banks are prepared to extend and increase the Uncommitted Line to $150,000,000, to make certain other amendments to the Existing Credit Agreement and to admit SocGen as a party to this Agreement as a Bank;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

        1.01 Certain Defined Terms. The following terms have the following meanings:

        “Account” has the meaning stated in the New York Uniform Commercial Code as in effect from time to time.

        “Account Debtor” means a Person who is obligated to the Borrower under an Account of the Borrower.

        “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided, however, that the relevant Borrower or the Subsidiary is the surviving entity.

        “Adjusted Pro Rata Share” means, as to any Bank following a Sharing Event hereunder, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of (a) an amount equal to such Bank’s Effective Amount plus, in the case of any Swap Bank, the Close-out Amount owing to such Swap Bank, divided by (b) the combined total of the Effective Amount of all the Banks plus, in the case of all of the Swap Banks, the Close-out Amount owing to such Swap Banks.

        “Advance Maturity Date” means the maturity date of advances made hereunder which will be the earliest to occur of (a) written demand by Agent, or (b) the Expiration Date.

        “Advance Line Limit” means $3,000,000.00.

        “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

        “Agent” means Fortis in its capacity as administrative agent and collateral agent for the Banks hereunder, and any successor agent arising under Section 10.09.

        “Agent-Related Persons” means Fortis and any successor agent arising under Section 10.09, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        “Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 hereto in relation to Agent, or such other address as Agent may from time to time specify.

        “Agreement”means this Credit Agreement.

        “Aggregate Amount” has the meaning specified in Section 2.05(a).

        “Applicable Margin” means one percent (1.00%).

        “Approved Brokerage Accounts” means brokerage accounts maintained by the Borrower with an Eligible Broker for the purpose of allowing the Borrower to engage in the purchase and sale of commodity futures, commodity options, forward or leverage contracts and/or actual or cash commodities, and subject to a fully perfected first priority security interest in favor of Agent for the benefit of the Banks (including a tri-party control agreement, acceptable to Banks).

        “Approving Banks” has the meaning set forth in Section 2.13.

        “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

        “Bank Blocked Accounts” means account no. 103657535433 in the name of Borrower maintained with U.S. Bank into which collections from the Borrower’s Accounts will be deposited pursuant to Section 7.14 below and which is subject to a Blocked Account Agreement, account no. 9030-422249 in the name of the Borrower maintained with Toronto Dominion Bank into which collections in Canadian Dollars from the Borrower’s Accounts will be deposited pursuant to Section 7.14 below and which is subject to a Blocked Account Agreement, and any other account approved by Agent which is also subject to a Blocked Account Agreement.

        "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C.ss.101, et seq.).

        “Banks” shall initially mean the Banks identified on the signature pages hereto and their successors and assigns. At such time as additional lending institutions are added to this Agreement, either through an amendment to this Agreement or through an Assignment and Acceptance in accordance with Section 11.07 hereof, the term “Banks” shall mean the Banks identified on the signature pages hereto and their successors and assigns and each such additional lending institution. References to the “Banks” shall include Fortis and BNP Paribas, including in their capacity as Issuing Banks; for purposes of clarification only, to the extent that Fortis and BNP Paribas may have any rights or obligations in addition to those of the Banks due to their status as Issuing Banks and, in the case of Fortis, as Agent, Fortis’ and BNP Paribas’ status as such will be specifically referenced.

        “Base Rate” means for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; or (b) the per annum rate of interest established by Chase from time to time at its principal office in New York City as its “prime rate” or “base rate” for U.S. dollar loans. (The “prime rate” or “base rate” is a rate set by Chase based upon various factors including Chase’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the reference rate announced by Chase shall take effect at the opening of business on the day specified in the public announcement of such change.

        “Blocked Account Agreements” means the Amended and Restated Blocked Account Agreement dated December 15, 2001, as amended, among Agent, Borrower and U.S. Bank, the Bank Blocked Account Agreement dated May 14, 2004 among Agent, Borrower and Toronto Dominion Bank, and any other Blocked Account Agreement pertaining to a Bank Blocked Account.

        “Borrower” means Enserco Energy Inc., a South Dakota corporation.

        “Borrower’s Canadian Security Agreement” means a security agreement, in form and substance acceptable to Agent, duly executed by the Borrower and delivered to Agent, for the benefit of the Banks, granting to Agent, as collateral agent for the Banks, a first and prior security interest in and Lien upon the Borrower’s Collateral located in Canada, subject to Permitted Liens.

        “Borrower’s Second Amended and Restated Security Agreement” means a security agreement, in form and substance acceptable to Agent, duly executed by the Borrower and delivered to Collateral Agent (as defined therein), for the benefit of the Secured Parties (as defined therein), granting to Collateral Agent, as collateral agent for the Secured Parties, a first and prior security interest in and Lien upon all Collateral, subject to Permitted Liens.

        “Borrowing” means a borrowing hereunder consisting of Revolving Loans made to the Borrower on the same day by the Banks under
Article II.

        “Borrowing Base Advance Cap” means at any time an amount equal to the least of:

(a)	$150,000,000.00;

(b)	the Borrowing Base Sub-Cap; or

(c)	the sum of:

(i)

the amount of Cash Collateral and other liquid investments which are acceptable to the Banks in their sole discretion and which are subject to a first perfected security interest in favor of Agent, as collateral agent for the Banks, which shall not include Cash Collateral in which a Lien has been granted by the Borrower in order to secure the margin requirements of a swap contract permitted under Section 8.06(b); plus

(ii)	90% of equity (net liquidity value) in Approved Brokerage Accounts; plus

(iii)	90% of the amount of Tier I Accounts; plus

(iv)	80% of the amount of Tier II Accounts; plus

(v)	85% of the amount of Tier I Unbilled Eligible Accounts; plus

(vi)	75% of the amount of Tier II Unbilled Eligible Accounts; plus

(vii)	80% of the amount of Eligible Inventory; plus

(viii)	80% of the amount of Eligible Exchange Receivables; plus

(ix)	80% of the amount of Undelivered Product Value; less

(x)

the amounts (including disputed items) which would be subject to a so-called “First Purchaser Lien” as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Wyoming or New Mexico, or any other comparable law, except to the extent a Letter of Credit secures payment of amounts subject to such First Purchaser Lien; less

(xi)	120% of the amount of any mark to market exposure to the Swap Banks under Swap Contracts as reported by the Swap Banks, reduced by Cash Collateral held by a Swap Bank.

        In no event shall any amounts described in (c)(i) through (c)(ix) above which may fall into more than one of such categories be counted more than once when making the calculation under subsection (c) of this definition.

        “Borrowing Base Collateral Position Report” means a report detailing all Collateral which has been or is being used in determining availability for an advance or letter of credit issuance under the Borrowing Base Line, such report to be in the form attached hereto as Exhibit D.

        “Borrowing Base Line” means the uncommitted line of credit (a) to finance working capital requirements related to natural gas activities; (b) to provide for Letters of Credit as described hereunder; and (c) to fund payments due to any Swap Bank under a Swap Contract.

        “Borrowing Base Sub-Cap” means, on the Closing Date, an amount equal to $105,000,000.00; provided, however, Borrower may elect to change such Borrowing Base Sub-Cap five (5) times during any twelve (12) month period to be any of $90,000,000.00, $105,000,000.00, $120,000,000.00, $135,000,000.00 or $150,000,000.00 (provided that, regardless of any Elected Performance L/C Cap, the Borrowing Base Sub-Cap shall never exceed $150,000,000.00), which modified Borrowing Base Sub-Cap shall continue in effect until again changed by Borrower in accordance with this Agreement, or until automatically reduced as hereinafter set forth. Notwithstanding the foregoing, Borrower may not elect a Borrowing Base Sub-Cap unless Borrower’s Net Working Capital and Tangible Net Worth at the time of election are greater than, or equal to, the amounts specified below:

(a) If Borrower elects $150,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must each be at least $27,750,000 plus an amount equal to 30% of the Elected Performance L/C Cap;

(b) If Borrower elects $135,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must each be at least $24,975,000 plus an amount equal to 30% of the Elected Performance L/C Cap; or

(c) If Borrower elects $120,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must each be at least $22,200,000 plus an amount equal to 30% of the Elected Performance L/C Cap; or

(d) If Borrower elects $105,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must each be at least $19,425,000 plus an amount equal to 30% of the Elected Performance L/C Cap; or

(e) If Borrower elects $90,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must each be at least $16,650,000 plus an amount equal to 30% of the Elected Performance L/C Cap; or

(f) If Borrower elects $75,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must each be at least $13,875,000 plus an amount equal to 30% of the Elected Performance L/C Cap.

        Borrower shall elect which Borrowing Base Sub-Cap is in effect from time to time by delivering to Agent and Banks a written notice of such election in the form of Exhibit I which is attached hereto. In the event that after Borrower makes a Borrowing Base Sub-Cap election Borrower’s Net Working Capital or Tangible Net Worth as reflected on a Compliance Certificate delivered to Agent are not in compliance with the requirements set forth above, the Borrowing Base Sub-Cap shall be automatically reduced to the appropriate level set forth above to cause compliance with the requirements set forth above, provided that if Borrower fails to qualify for (a), (b), (c) or (d), or fails to elect a Borrowing Base Sub-Cap, then the Borrowing Base Sub-Cap shall be $75,000,000.00. Such reduction shall take place upon Agent’s receipt of such Compliance Certificate or notice of election. NOTWITHSTANDING THE FOREGOING, BORROWER MAY NOT ELECT A BORROWING BASE SUB-CAP IN AN AMOUNT IN EXCESS OF THE THEN TOTAL UNCOMMITTED LINE AMOUNT SUBSCRIBED AS SET FORTH ON SCHEDULE 2.01 FROM TIME TO TIME.

        “Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

        “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized, or required, by law to close.

        “Canadian Dollars,” and “C $” each mean lawful money of Canada.

        “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Bank or of any corporation controlling a Bank.

        “Capital Stock” means capital stock, equity interest or other obligations or securities of, or any interest in, any Person.

        “Cash Collateral” means currency issued by the United States and Marketable Securities which have been Cash Collateralized for the benefit of the Banks or the Swap Banks, as applicable.

        “Cash Collateralize” means to pledge and deposit with or deliver to US Bank, for the benefit of Agent, the Issuing Banks and the Banks, Cash Collateral as collateral for the Obligations pursuant to documentation in form and substance satisfactory to Agent (which documents are hereby consented to by all the Banks). The Borrower hereby grants Agent, for the benefit of Agent, the Issuing Banks and the Banks, a security interest in all such Cash Collateral to secure the Obligations. Cash Collateral consisting of cash shall be maintained in the Bank Blocked Accounts.

        “Change of Control” means the sale, pledge, hypothecation, assignment or other transfer, whether direct or indirect, of more than twenty-five percent (25%) of the Capital Stock or other ownership rights in the Borrower to any entity other than Black Hills Energy, Inc. (including any sale, pledge, hypothecation, assignment or other transfer by Parent of the Capital Stock or other ownership rights in any Person owning, directly or indirectly, more than twenty-five percent (25%) of the Capital Stock or other ownership rights in the Borrower) without the prior written consent of all of the Banks.

        “Chase” means JPMorgan Chase Bank (or any successor).

        “Close-out Amount” means the net amount due by the Borrower, if any, upon the designation of an Early Termination Date or its equivalent or a Termination Event or its equivalent with respect to all Swap Contracts with a particular Swap Bank under the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations), net of the value of collateral held solely by the Swap Bank and which is not collateral in which the Agent has a perfected security interest under the Borrower’s Second Amended and Restated Security Agreement or any other Loan Document.

        “Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Banks.

        “Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

        “Collateral” means all assets of the Borrower including, without limitation, all accounts, equipment, chattel paper, inventory, Product in transit, instruments, contract rights, the Bank Blocked Accounts, Borrower’s operating account, stock, partnership interests, and general intangibles, whether presently existing or hereafter acquired or created and the proceeds thereof.

        “Collateral Position” means the total availability under the Borrowing Base Advance Cap.

        “Commercial Letters of Credit” means a Letter of Credit which is intended at the time of Issuance to be drawn upon for the purchase of Product.

        “Compliance Certificate” means a certificate, in form attached hereto as Exhibit B, whereby the Borrower certifies that it is in compliance with this Agreement.

        “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation of another Person (which obligations and Person are referred to herein as the “primary obligation” and the “primary obligor,” respectively), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefore, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any swap contract, including Swap Contracts.

        “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

        “Control Agreements” means the Assignment of Investment Account dated June 15, 2003, as amended, between Agent and Borrower (and acknowledged by U.S. Bank), and any other control agreement, in form and substance satisfactory to Agent, executed by Agent, Borrower and a depository institution, pursuant to which Borrower assigns, pledges and transfers all of its right, title and interest in and to an account specified therein and pursuant to which the parties agree that such account will be under the sole dominion and control of Agent.

        “Conversion to Reduced Funding Banks Date” has the meaning specified in Section 2.13.

        “Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

        “Credit Limit” means the maximum amount of Accounts and Exchange Receivables, in the aggregate, owing by a Person to the Borrower which may be treated as Eligible Accounts and Eligible Exchange Receivables with respect to such Person, as indicated on the approved account list as agreed to by the Banks from time to time.

        “Current Assets” means those assets of the Borrower and its consolidated Subsidiaries which would in accordance with GAAP be classified as current assets of a corporation conducting a business the same as or similar to the businesses of the Borrower and its consolidated Subsidiaries.

        “Current Liabilities” means Indebtedness of the Borrower and its consolidated Subsidiaries which would in accordance with GAAP be classified as current liabilities of a corporation conducting a business the same as or similar to the businesses of the Borrower and its consolidated Subsidiaries.

        “Declining Bank” has the meaning specified in Section 2.13 and “Declining Banks” means all Banks that are a Declining Bank.

        “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

        “Default Rate” has the meaning specified in Subsection 2.07(a).

        “Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including changes as a result of expiration or cancellation, any amendments, reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. In determining the Effective Amount of any Letter of Credit that is denominated in Canadian Dollars, the Agent may at any time determine the United States Dollar Equivalent of such Letter of Credit and if the Agent determines that the United States Dollar Equivalent is in excess of the U.S. Dollar amounts shown on the Agent’s books and records at such time, the Agent may advise the Borrower. In such event, the Effective Amount of such Letter of Credit shall be deemed to be the United States Dollar Equivalent amount and the Agent shall record and reflect such revised amount on its books and records.

        “Elected Performance L/C Cap” means, a minimum initial election of an amount equal to $5,000,000.00; provided, however, Borrower may elect to change such Elected Performance L/C Cap five (5) times during any twelve (12) month period to be either of $10,000,000.00 or $15,000,000.00, which modified Elected Performance L/C Cap shall continue in effect until again changed by Borrower in accordance with this Agreement, or until automatically reduced as hereinafter set forth. Notwithstanding the foregoing, Borrower may not elect an Elected Performance L/C Cap unless Borrower’s Net Working Capital and Tangible Net Worth at the time of election are greater than, or equal to, the amounts specified below:

(a) If Borrower elects $5,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must be at least $1,500,000 plus an amount equal to the greater of (i) $13,875,000 or (ii) the amount of Net Working Capital and Tangible Net Worth then required under the definition of Borrowing Base Sub-Cap; or

(b) If Borrower elects $10,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must be at least $3,000,000 plus an amount equal to the greater of (i) $13,875,000 or (ii) the amount of Net Working Capital and Tangible Net Worth then required under the definition of Borrowing Base Sub-Cap; or

(c) If Borrower elects $15,000,000.00, Borrower’s Net Working Capital and Tangible Net Worth must be at least $4,500,000 plus an amount equal to the greater of (i) $13,875,000 or (ii) the amount of Net Working Capital and Tangible Net Worth then required under the definition of Borrowing Base Sub-Cap.

        Borrower shall elect which Elected Performance L/C Cap is in effect from time to time by delivering to Agent a written notice of such election in the form of Exhibit J which is attached hereto. In the event that after Borrower makes an Elected Performance L/C Cap election Borrower’s Net Working Capital or Tangible Net Worth as reflected on a Compliance Certificate delivered to Agent are not in compliance with the requirements set forth above, the Elected Performance L/C Cap shall be automatically reduced to the appropriate level set forth above to cause compliance with the requirements set forth above, provided that if Borrower fails to qualify for (a), (b) or (c), or fails to elect an Elected Performance L/C Cap, the Elected Performance L/C Cap shall be zero. Such reduction shall take place upon Agent’s receipt of such Compliance Certificate or notice of election. NOTWITHSTANDING THE FOREGOING, BORROWER MAY NOT ELECT AN ELECTED PERFORMANCE L/C CAP IN AN AMOUNT IN EXCESS OF THE AMOUNT OF THE THEN L/C SUB-LIMIT CAP FOR PERFORMANCE L/CS AS SET FORTH IN THE DEFINITION OF L/C SUB-LIMIT CAP BELOW.

        “Eligible Accounts” means, at the time of any determination thereof, each of the Borrower’s Accounts as to which the following requirements have been fulfilled to the satisfaction of all the Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks):

(a) Such Account either (i) is the result of a sale of Product to a Tier I or Tier II Account Party, (ii) is secured by letters of credit in form acceptable to the Required Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks) in their sole discretion and issued by banks approved by the Required Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks) in their sole discretion, or (iii) when added to the outstanding Accounts owing by any one Account Debtor, is for an amount less than $500,000 in the aggregate (in such case, the Account Debtor will be treated as a Tier II Account Party);

(b) Borrower has lawful and absolute title to such Account;

(c) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account for goods actually delivered to such Account Debtor in the ordinary course of the Borrower’s business;

(d) Such Account shall have excluded therefrom any portion that is subject to any dispute, offset, counterclaim reduction, adjustment, contra account or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor denying liability under such Account; provided, however, that in the event that the portion that is subject to any such dispute, counterclaim or other claim or defense is secured with a letter of credit, such portion secured by the letter of credit shall not be excluded;

(e) Such Account is not evidenced by any chattel paper, promissory note or other instrument;

(f) Such Account is subject to a perfected first priority security interest (or properly filed and acknowledged assignment, in the case of U.S. government contracts, if any) in favor of Agent pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person, and such Account is not subject to any security interest or Lien in favor of any Person other than the Liens of the Banks pursuant to the Loan Documents and First Purchaser Liens;

(g) Such Account shall have excluded therefrom any portion which is not payable in United States Dollars or Canadian Dollars. If an Account is payable in Canadian Dollars, it shall be taken into account for purposes of any dollar limitations contained herein at the United States Dollar Equivalent of such Account;

(h) Such Account has been due and payable for 15 days or less (or 30 days or less, if the Account Debtor is a governmental entity) from the due date under the related invoice and no extension or indulgence has been granted extending the due date beyond a 15 day period (or 30 days, as the case may be) and no invoice shall have a due date more than 45 days from the date of the invoice. In the event that 25% or more of the Accounts of any Account Debtor exceed the time limitations set forth above, all Accounts of such Account Debtor shall be excluded;

(i) No Account Debtor in respect of such Account is an Affiliate of the Borrower; provided, however, if the Account Debtor which is an Affiliate of the Borrower is a Tier II Account Party, and, at the time the Account is created, Parent has an investment grade credit rating, such Account shall not be excluded;

(j) No Account Debtor in respect of such Account is incorporated in or primarily conducting business in any jurisdiction outside of the U.S. or Canada, unless such Account Debtor and the Account is approved in writing by all Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks).

(k) No Account Debtor, or guarantor of such Account Debtor’s Obligations with respect to such Account (provided the Banks have relied on the creditworthiness of the guarantor in approving such Account), in respect of such Account (i) is insolvent, or generally fails to pay, or admits in writing its inability to pay its debts as they become due, whether at stated maturity or otherwise, or (ii) commences any Insolvency Proceeding with respect to itself; or (iii) has had an Insolvency Proceeding commenced or filed against it;

provided that the amount of Accounts owing by an Account Debtor to the Borrower (excluding Accounts described in paragraph (a)(ii) above relating to Accounts secured by letters of credit) which may be treated as Eligible Accounts may not exceed the Credit Limit for such Account Debtor.

        “Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000.00; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00; provided, however, that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial lending and that is (i) a Subsidiary of a Bank (or bank referred to in the preceding clauses (a) or (b)), (ii) a Subsidiary of a Person of which a Bank (or bank referred to in the preceding clauses (a) or (b)), is a Subsidiary, or (iii) a Person of which a Bank (or bank referred to in the preceding clauses (a) or (b)) is a Subsidiary; and (d) any Person upon which Agent and Borrower have agreed may serve as an Eligible Assignee.

        “Eligible Broker” means any broker approved in writing by Agent and all the Banks.

        “Eligible Commodity Futures Accounts” means an account or accounts with an Eligible Broker in which Agent is granted a first and prior security interest as Agent for the Banks pursuant to Hedging Assignments which security interest is subject only to the rights of the Eligible Broker under such accounts.

        “Eligible Exchange Receivables” means all enforceable rights of the Borrower under an Exchange Receivable which (a) are evidenced by a written agreement enforceable against the Exchange Debtor thereof, (b) are current pursuant to the terms of the contract or invoice, (c) are free and clear of all Liens in favor of third parties, except Liens in favor of the Agent for the benefit of the Banks, (d) are not the subject of a dispute between the Exchange Debtor and the Borrower, (e) are valued at an independent posting acceptable to all the Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks) in their sole discretion, (f) if arising pursuant to contracts involving an amount in excess of an aggregate of $500,000, are (i) contracts by exchangers pre-approved by all the Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks) in their sole discretion, or (ii) contracts secured by letters of credit in form acceptable to Agent in its sole discretion and issued by banks approved by all the Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks) in their sole discretion, (g) when added to the Exchange Receivables owing by any one Exchange Debtor, is for an amount less than $500,000 in the aggregate, and (h) have not been otherwise determined by any Bank (or after the Conversion to Reduced Funding Banks Date, any Approving Bank) in its sole discretion to be unacceptable to such Bank (or Approving Bank as applicable); provided that the amount of Exchange Receivables owing by an Exchange Debtor to the Borrower (excluding Exchange Receivables described in clause (f)(ii) above relating to contracts secured by letters of credit) which may be treated as an Eligible Exchange Receivables may not exceed the Credit Limit for such Exchange Debtor. Such Exchange Receivable shall have excluded therefrom any portion that is subject to any dispute, offset, counterclaim reduction, adjustment, contra account, account payable exchange payable or other claim or defense on the part of the Exchange Debtor or to any claim on the part of the Exchange Debtor denying liability under such Exchange Receivable; provided, however, that in the event that the portion that is subject to any such dispute, counterclaim or other claim or defense is secured with a letter of credit, such portion secured by the letter of credit shall not be excluded. The Product and Account relating to or creating any Eligible Exchange Receivable shall not be simultaneously included in any other availability calculation, including, without limitation, Undelivered Product Value, Eligible Inventory or Eligible Accounts.

        “Eligible Inventory” means, at the time of determination thereof, all of the Borrower’s inventory stored in terminals located in the U.S. or Canada (and provided all the Banks must have approved all terminal owners) valued at current market (as referenced by a published source acceptable to all Banks or after the Conversion to Reduced Funding Banks Date, all Approving Banks in their sole discretion), and in all instances as to which the following requirements have been fulfilled to the satisfaction of all the Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks):

(a) The inventory is owned by the Borrower free and clear of all Liens in favor of third parties, except Liens in favor of the Banks under the Loan Documents and except for Permitted Liens;

(b) The inventory has not been identified to deliveries with the result that a buyer would have rights to the inventory that would be superior to Agent’s security interest for the benefit of the Banks, nor shall such inventory have become the subject of a customer’s ownership or Lien;

(c) The inventory is in transit in the U.S. or Canada under the control and ownership of the Borrower or is in a pipeline or a bill of lading has been issued to Agent if such inventory is in the hands of a third party carrier or is located in the U.S. or Canada at the locations described on Schedule 7.03(f), or at such other place as has been specifically agreed to in writing by all Banks (or after the Conversion to Reduced Funding Banks Date, all Approving Banks) and the Borrower;

(d) If the inventory is located in a terminal or storage facility, such terminal or facility, together with the related storage agreement, must be acceptable to each Bank in its sole discretion, and the Borrower shall have furnished to Agent a signed letter in form and substance satisfactory to Agent addressed to each owner of a terminal or storage facility, which letter may be delivered by Agent to such terminal or storage facility owner upon an Event of Default hereunder; and

(e) The inventory is subject to a fully perfected first priority security interest in favor of Agent for the benefit of the Banks pursuant to the Loan Documents.

        “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

        “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

        “ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

        “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

        “Event of Default” means any of the events or circumstances specified in Section 9.01.

        “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

        “Exchange Debtor” means a Person who is obligated to the Borrower under an Exchange Receivable.

        “Exchange Receivable” means a right of the Borrower to receive Product in exchange for the sale or trade of Product previously delivered to an Exchange Debtor by the Borrower.

        “Exhibit G Cut-Off” has the meaning specified in Subsection 3.02(b).

        “Existing Letters of Credit” means all Letters of Credit existing as of the Closing Date as set forth in Schedule 3.01.

        “Expiration Date” means the earliest to occur of:

(a) September 30, 2004; or

(b) the date demand for payment is made by the Required Banks; or

(c) the date an Event of Default occurs.

        “FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

        “Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by Agent of the rates for the last transaction in overnight Federal Funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal Funds transactions in New York City selected by Agent.

        “First Purchaser Lien” has the meaning specified in the definition of “Borrowing Base Advance Cap.”

        “Foreign Bank” has the meaning specified in Section 10.10.

        “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

        “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        “Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

        “Hedging Assignment” means a security agreement among Borrower, Agent and a broker relating to the collateral assignment to Agent, as collateral agent for the Banks, of all sums owing from time to time to Borrower with respect to any Eligible Commodities Futures Accounts maintained by Borrower, such agreement to be substantially in the form attached hereto as Exhibit K or in other form and substance acceptable to the Banks in their sole discretion.

        “Honor Date” has the meaning specified in Subsection 3.03(b).

        “ICC” has the meaning specified in Section 3.09.

        “Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all obligations with respect to Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

        “Indemnified Liabilities” has the meaning specified in Section 11.05.

        “Indemnitees” has the meaning specified in Section 11.05.

        “Independent Auditor” has the meaning specified in Subsection 7.01(a).

        “Information” has the meaning specified in Section 11.08.

        “Insolvency Proceeding” means, with respect to any Person (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

        “Interest Payment Date” means the 5th Business Day of each month and the Expiration Date.

        “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

        “Issuance Date” means the date on which any Letter of Credit is actually issued hereunder.

        “Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

        “Issuing Banks” means Fortis, BNP Paribas, and any other Bank which with Agent’s consent Issues Letters of Credit hereunder, in such Bank’s capacity as an issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under Section 2.14.

        “L/C Advance” means each Bank’s participation in any L/C Borrowing or Reducing L/C Borrowing in accordance with its Pro Rata Share with respect to Letters of Credit Issued prior to the Conversion to Reduced Funding Banks Date and the Approving Banks’ participation in any L/C Borrowing or Reducing L/C Borrowing in accordance with its Pro Rata Share with respect to all Letters of Credit Issued thereafter.

        “L/C Amendment Application” means an application form for amendment of outstanding Standby or Commercial Letters of Credit as shall at any time be in use at any Issuing Bank, as such Issuing Bank shall request.

        “L/C Application” means an application form for Issuances of Standby or Commercial Letters of Credit as shall at any time be in use at any Issuing Bank, as such Issuing Bank shall request.

        “L/C Borrowing” means an extension of credit resulting from either a drawing under any Letter of Credit or a Reducing L/C Borrowing, which extension of credit shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03.

        “L/C Cap” means the maximum availability for Issuance of Letters of Credit under the Borrowing Base Line which shall be an amount equal to the total Effective Amount of L/C Obligations plus the Effective Amount of then outstanding Loans not to exceed the lesser of the Borrowing Base Advance Cap or the L/C Sub-limit Cap for each type of Letter of Credit.

        “L/C Line Limit” means the Dollar amount set forth on Schedule 2.01 from time to time as the then effective L/C Line Limit. Such L/C Line Limit shall be the same percentage of $150,000,000.00 as the aggregate Uncommitted Line Portions then subscribed to by Banks is of $150,000,000.00.

        “L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

        “L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including, but not limited to, any Issuing Bank’s standard form documents for letter of credit issuances.

        “L/C Sub-limit Cap” means the cap upon L/C Obligations under particular types of Letters of Credit Issued under the Borrowing Base Line as follows (each such type below is referred to herein as a “Type” of Letter of Credit):

(a) Performance L/Cs — $15,000,000.00 but not to exceed the Elected Performance L/C Cap then in effect;

(b) Natural Gas/Transportation L/Cs — $20,000,000.00;

(c) Ninety (90) Day Swap L/Cs — $20,000,000.00;

(d) Three Hundred Sixty-Five (365) Day Swap L/Cs — $20,000,000.00; and

(e) Natural Gas/Supply L/Cs — $150,000,000.00 less any amounts outstanding under (a), (b), (c) or (d) above.

        “Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” on Schedule 11.02, or such other office or offices as such Bank may from time to time notify the Borrower and Agent.

        “Letters of Credit” means (a) any letters of credit (whether Standby Letters of Credit or Commercial Letters of Credit) Issued by an Issuing Bank pursuant to Article III, (b) any Reducing Letters of Credit, and (c) any Existing Letters of Credit.

        “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, or lien, statutory or other in respect of any property, including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law.

        “Loan” means any extension of credit by a Bank to the Borrower under Article II or Article III in the form of a Revolving Loan or an L/C Advance.

        “Loan Documents” means this Agreement, the Notes, the Security Agreements, the L/C-Related Documents, the Control Agreement, the fee letters and all other documents delivered to Agent or any Bank in connection herewith.

        “Loan Parties” means the Borrower.

        “Long Position” means the aggregate number of MMBTUS of natural gas Product, which are either held in inventory or which Borrower has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise), or which Borrower will receive in exchange or under a swap contract including, without limitation, all option contracts representing the obligation of Borrower to purchase products at the option of a third party, and in each case, for which a fixed purchase price has been set. Long Positions will be expressed as a positive number.

        “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

        “Marketable Securities” means (a) certificates of deposit issued by any bank with a Fitch rating of A or better, (b) commercial paper rated P-1, A-1 or F-1, (c) bankers acceptances rated prime, or (d) U.S. Government obligations with tenors of 90 days or less.

        “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (d) any Loan Party at any time asserts that any Loan Document is not legal or valid, or is not binding upon or enforceable against such Loan Party.

        “Maturity Date” means September 30, 2005.

        “Maximum Rate” has the meaning specified in Section 11.10.

        “Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three (3) calendar years, has made, or been obligated to make, contributions.

        “Natural Gas/Supply L/C” means any Letters of Credit to be used to facilitate the purchase of natural gas for resale or to secure the purchase of natural gas with an expiry date of ninety (90) days or less.

        “Natural Gas/Transportation L/C” means (a) any Letters of Credit securing pipeline companies for transportation expenses with an expiry date of three hundred sixty-five (365) days or less, and (b) any Letters of Credit to be used to purchase natural gas for resale or to secure the purchase of natural gas with an expiry date of more than ninety (90) days but less than three hundred sixty-six (366) days.

        “Net Position” means the number of MMBTUS resulting from the netting of the sum of all Long Positions and Short Positions of Borrower.

        “Net Position Report” means a report in form attached hereto as Exhibit E.

        “Net Working Capital” means the excess of Current Assets over Current Liabilities (excluding the current portion of Subordinated Debt), less investments in Capital Stock. In calculating Net Working Capital, (i) the amount of Subordinated Debt excluded from liabilities in such calculation shall not exceed 50% of the resulting Net Working Capital, provided, however, that this limitation will not apply in the event Subordinated Debt is used to cure any financial covenant default, and (ii) all amounts due from Parent, employees, owners, Subsidiaries and Affiliates shall be excluded from Current Assets.

        “Ninety (90) Day Swap L/Cs” means standby Letters of Credit with a tenor of less than ninety-one (91) days Issued to support payments owed to counterparties under swap contracts.

        “Notes” means the promissory notes executed by the Borrower in favor of a Bank pursuant to Subsection 2.02(b), in form approved by the Banks. A Note will be issued by the Borrower to each entity that becomes a Bank hereunder from time to time, but will not be issued to Participants of a Bank.

        “Notice of Borrowing” means the applicable notice in substantially the form of Exhibit A.

        “Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Bank, or any affiliate of any Bank, Agent, or any Indemnitee, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation overdraft costs arising as a result of transfers of funds made through the automated clearinghouse system and all obligations of the Borrower under Revolving Loans, Letters of Credit and any Swap Contracts. For purposes of determining the amount of the Borrower’s Obligations under a Swap Contract, the amount of such Obligation shall be an amount equal to the Close-out Amount with respect to such Swap Contract.

        “Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, (c) for any limited liability company, the articles of organization and all other documents or filings as may be required by the Secretary of State (or other applicable governmental agency) in the state of such limited liability company’s formation.

        “Other Taxes” has the meaning specified in Subsection 4.01(b).

        “Parent”means Black Hills Corporation.

        “Participant” has the meaning specified in Subsection 11.07(d).

        “PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

        “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

        “Performance L/C” means any Letters of Credit securing counterparties for performance under natural gas contracts with an expiry date of 90 days or less.

        “Permitted Liens” has the meaning specified in Section 8.01.

        “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

        “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

        “Product” means natural gas.

        “Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s total Effective Amount divided by the combined total Effective Amount of all the Banks.

        “Reducing Letters of Credit” means any letters of credit (whether Standby Letters of Credit or Commercial Letters of Credit) that (a) are Issued by an Issuing Bank pursuant to Article III, and (b) specifically provide that the amount available for drawing under such letters of credit will be reduced, automatically and without any further amendment or endorsement to such letters of credit, by the amount of any payment or payments made to the beneficiary of such Letter of Credit by the Borrower if such payment or payments (i) are made through a Bank and (ii) reference such letters of credit by the letter of credit numbers thereof, notwithstanding the fact that such payment or payments are not made pursuant to conforming and proper draws under such letters of credit.

        “Reducing L/C Borrowing” means any extension of credit by the Banks to the Borrower for the purpose of funding any payment or payments made to the beneficiary of a Reducing Letter of Credit by the Borrower if such payment or payments (a) are made through a Bank, (b) reference the Reducing Letter of Credit by the letter of credit number thereof, and (c) are not made pursuant to a conforming and proper draws under such Reducing Letter of Credit.

        “Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

        “Required Banks” means Banks, with a minimum of two (2) Banks, holding at least sixty-seven percent (67%) of all of the Effective Amount.

        “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

        “Responsible Officer” means those persons named on the Responsible Officer List.

        “Responsible Officer List” means the list of the Borrower’s Responsible Officers furnished to Agent hereunder as it may be modified from time to time.

        “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock, membership interest or equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock, membership interest or equity interest or of any option, warrant or other right to acquire any such capital stock, membership interest or equity interest.

        “Revolving Loan” has the meaning specified in Section 2.01.

        “Security Agreements” means the Borrower’s Second Amended and Restated Security Agreement, the Borrower’s Canadian Security Agreement, the Blocked Account Agreements, the Control Agreements, and all Hedging Assignments, all of which shall also secure the Swap Banks (as more fully described in such agreements), notwithstanding the fact that the definitions used herein of any of the foregoing terms may refer to the securing only of the Banks.

        “Sharing Event” is defined under Section 9.04.

        “Short Position” means the aggregate number of MMBTUS of natural gas Product, which Borrower has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise) or deliver on exchange or under a swap contract, including, without limitation, all option contracts representing the obligation of Borrower to sell natural gas Product at the option of a third party and in each case for which a fixed sales price has been set. Short Positions shall be expressed as a negative number.

        “Standby Letter of Credit” means a Letter of Credit which is not intended at the time Issued to be drawn upon.

        “Subordinated Debt” means Indebtedness of the Borrower which has been reported to the Banks and which has been subordinated to the Obligations pursuant to a Subordination Agreement substantially in the form attached hereto as Exhibit H.

        “Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

        “Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

        “Swap Banks” means Fortis, BNP Paribas and SocGen and their Affiliates in their capacity as a party to a Swap Contract, and any other Bank approved by all the Banks; provided, in each case, that any of the same remain a Bank hereunder and/or remain entitled to the benefit of the Security Agreements; provided further, however, that neither BNP Paribas Futures, Inc. nor Fimat Alternative Strategies, Inc. shall be treated as a Swap Bank.

        “Swap Contract” means any agreement entered into with any Swap Bank, whether or not in writing, relating to any single transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context clearly requires, any master agreement relating to or governing any or all of the foregoing. No Swap Contract will be executed hereunder unless it is subject to the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations).

        “Swap L/Cs” means Ninety (90) Day Swap L/Cs and Three Hundred Sixty-Five (365) Day Swap L/Cs.

        “Tangible Net Worth” means (a) the sum of the Borrower’s assets, as determined in accordance with GAAP, less (b) Borrower’s Total Liabilities as determined in accordance with GAAP, less (c) all amounts due from employees, owners, Subsidiaries and Affiliates, less (d) investments in Capital Stock, less (e) the intangible assets of the Borrower, as determined in accordance with GAAP. In calculating Tangible Net Worth, the amount of Subordinated Debt excluded from liabilities in such calculation shall not exceed 50% of the resultant Tangible Net Worth, provided, however, that this limitation will not apply in the event Subordinated Debt is used to cure any financial covenant default.

        “Taxes” has the meaning specified in Subsection 4.01(a).

        “Three Hundred Sixty-Five (365) Day Swap L/Cs” means standby Letters of Credit with a tenor greater than ninety (90) days and less than three hundred and sixty-five (365) days Issued to support payments owed to counterparties under swap contracts.

        “Tier I Account” means an Eligible Account with a Tier I Account Party.

        “Tier I Account Party” means an Account Debtor which is approved by all Banks (or, with respect to an Account Debtor of any Account created after the Conversion to Reduced Funding Banks Date, all Approving Banks) as a Tier I Account Party.

        “Tier I Unbilled Eligible Account” means Unbilled Eligible Accounts with a Tier I Account Party.

        “Tier II Account” means an Eligible Account with a Tier II Account Party.

        “Tier II Account Party” means (i) an Account Debtor which is approved by all Banks (or, with respect to an Account Debtor of any Account created after the Conversion to Reduced Funding Banks Date, all Approving Banks) as a Tier II Account Party, or (ii) an Account Debtor treated as a Tier II Account Party under paragraph (a)(iii) of the definition of “Eligible Accounts.”

        “Tier II Unbilled Eligible Account” means Unbilled Eligible Accounts with a Tier II Account Party.

        “Total Liabilities” means all of Borrower’s liabilities, determined in accordance with GAAP, excluding Subordinated Debt.

        “Transportation Agreement” means any agreement between Borrower and any transporter of Product.

        “Transportation Agreement Report” means a report containing (a) the value of Borrower’s liability under each Transportation Agreement, (b) the related marketing contracts and offsetting profits for each Transportation Agreement, and (c) a certification of compliance of limits set for Unhedged Transportation Exposure.

        “Unbilled Eligible Accounts” means Accounts of the Borrower for Product which has been delivered to an Account Debtor and which would be Eligible Accounts but for the fact that such Accounts have not actually been invoiced at such time.

        “Uncommitted Line” means the aggregate Uncommitted Line Portions of all the Banks as is set forth on Schedule 2.01 hereto.

        “Uncommitted Line Portion” means for each Bank the Portion of each of the Uncommitted Line limits assigned to such Bank as set forth on Schedule 2.01.

        “Undelivered Product Value” means the lesser of the (a) cost or (b) current market value of Product purchased by the Borrower under the Letters of Credit but which has not been physically delivered to the Borrower. Undelivered Product Value cannot simultaneously be included in an Eligible Exchange Receivable.

        “Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        “Unhedged Transportation Exposure” means the amount of any transportation expenses Borrower incurs prior to the transportation of Product.

        “United States” and “U.S.” each means the United States of America.

        “United States Dollar Equivalent,” of any Canadian Dollars shall mean the amount of such Canadian Dollars converted to United States Dollars computed, unless otherwise agreed, at Fortis’ selling rate for Canadian Dollars most recently in effect on or prior to the date of determination.

        “United States Dollars,” and “U.S.$” each mean lawful money of the United States.

        1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, the Banks, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or Agent merely because of Agent’s or Banks’ involvement in their preparation.

(h) Unless otherwise indicated, references to “$” shall mean United States Dollars.

        1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

ARTICLE II
THE CREDITS

        2.01 Amounts and Terms of Uncommitted Line. Each Bank severally agrees, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to consider making Loans, from time to time, in United States Dollars, to the Borrower under the Borrowing Base Line (each such loan, a “Revolving Loan”) on any Business Day during the period from the Closing Date to the Expiration Date to finance working capital needs of the Borrower, in an aggregate amount not to exceed at any time outstanding (i) such Bank’s Uncommitted Line Portion for the Borrowing Base Line; or (ii) the Advance Line Limit; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans, plus the Effective Amount of all L/C Obligations, shall not exceed the Borrowing Base Advance Cap.

        THE BORROWER ACKNOWLEDGES AND AGREES THAT THE BANKS HAVE ABSOLUTELY NO DUTY TO FUND ANY REVOLVING LOAN REQUESTED BY THE BORROWER BUT WILL EVALUATE EACH LOAN REQUEST AND IN EACH BANK’S ABSOLUTE AND SOLE DISCRETION WILL DECIDE WHETHER TO FUND SUCH LOAN REQUEST. THE BORROWER FURTHER ACKNOWLEDGES AND AGREES THAT NO SWAP BANK HAS ANY DUTY TO ENTER INTO ANY SWAP CONTRACT AND THE ENTERING INTO OF ANY SWAP CONTRACT SHALL BE AT EACH SWAP BANK’S ABSOLUTE AND SOLE DISCRETION.

        2.02 Loan Accounts.

(a) The Loans made by each Bank and the Letters of Credit Issued by an Issuing Bank shall be evidenced by one or more accounts or records maintained by Agent in the ordinary course of business. The accounts or records maintained by Agent shall be rebuttable presumptive evidence of the amount of the Loans made by the Banks to the Borrower and the Letters of Credit Issued for the account of the Borrower hereunder, and the interest and payments thereon. Any failure to so record or any error in so doing shall not, however, limit or otherwise affect the Obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b) Upon the request of any Bank made through Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of loan accounts. Each such Bank may endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Bank is irrevocably authorized by the Borrower to endorse its Note(s) and each Bank’s record shall be rebuttable presumptive evidence of the information set forth therein; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of the Borrower hereunder or under any such Note to such Bank.

        2.03 Procedure for Borrowing.

(a) Each Borrowing of Revolving Loans shall be made upon the Borrower’s irrevocable written notice delivered to Agent in the form of a Notice of Borrowing (Revolving Loan), which notice must be received by Agent prior to 12:00 p.m. noon (New York City time) on the Borrowing Date specifying the amount of the Borrowing. Each such Notice of Borrowing shall be by electronic transfer or facsimile, confirmed by the close of the next Business Day in an original writing.

(b) Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of that Borrowing.

(c) Unless a Bank has provided Agent with, and Agent has actually received, a written notice in the form attached hereto as Exhibit G at least the greater of 24 hours or one Business Day prior to Agent’s receipt of any Notice of Borrowing that such Bank does not approve further Borrowings and/or Issuances of Letters of Credit, if Agent advances a Loan pursuant to a Notice of Borrowing, each Bank will make the amount of its Pro Rata Share of such Borrowing available to Agent for the account of the Borrower at Agent’s Payment Office by 3:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to Agent. The proceeds of such Loan will be made available to the Borrower by the Agent at such office by crediting the operating account of the Borrower maintained with US Bank with the aggregate of the amounts made available by the Agent. If any Bank in a timely manner provides Agent with such a written notice of its disapproval of further Borrowings and/or Issuances of Letters of Credit, then Agent shall notify the Borrower that one or more of the Banks have elected not to fund further Borrowings and/or participate in further Issuances of Letters of Credit and whether a Bank (or Banks) has (have) elected to become the Approving Bank(s) thereby triggering the Conversion to Reduced Funding Banks Date.

        2.04 Optional Prepayments. The Borrower may, at any time or from time to time, upon the Borrower’s irrevocable written notice to Agent received prior to 12:00 p.m. noon (New York City time) on the date of prepayment, prepay Loans in whole or in part. Agent will promptly notify each Bank of its receipt of any such prepayment, and of such Bank’s Pro Rata Share of such prepayment.

        2.05 Mandatory Prepayments of Loans.

(a) The Effective Amount of all outstanding Revolving Loans, plus the Effective Amount of all L/C Obligations (such total amount being the “Aggregate Amount”) shall not at any time exceed the Borrowing Base Advance Cap. If the Aggregate Amount on any day ever exceeds the Borrowing Base Advance Cap, the Borrower shall immediately (1) repay on that date the excess amount or (2) Cash Collateralize on such date the excess amount.

(b) If on any date the Effective Amount of all L/C Obligations exceeds the L/C Cap, or any LC Obligations relating to a Type of Letter of Credit described herein exceeds the applicable L/C Sub-limit Cap, the Borrower shall Cash Collateralize on such date the outstanding Letters of Credit, or the outstanding Type of Letters of Credit, as the case may be, in an amount equal to the excess above any such cap, and on the Maturity Date, Borrower shall Cash Collateralize all then outstanding Letters of Credit in an amount equal to the Effective Amount of all L/C Obligations related to such Letters of Credit. If on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the lesser of (a) the Borrowing Base Advance Cap or (b) the total Uncommitted Line, the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Borrowings by an amount equal to the applicable excess.

        2.06 Repayment. Unless payment is demanded by the Required Banks prior thereto, the Borrower shall repay the principal amount of each Revolving Loan to Agent on behalf of the Banks, on the Advance Maturity Date for such Loan.

        2.07 Interest.

(a) Each Revolving Loan (except for a Revolving Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a floating rate per annum equal to the Base Rate plus the Applicable Margin. Each Revolving Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing or to pay amounts owed to a Swap Bank with respect to any Swap Contract, shall bear interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to the Base Rate plus the Applicable Margin for the first two (2) Business Days that such Loan has been outstanding and, thereafter, shall bear interest on the outstanding principal amount thereof at a floating rate per annum equal to the Base Rate, plus three percent (3.0%) per annum (the “Default Rate”).

(b) Interest on each Revolving Loan shall be paid upon demand, or if no demand is made, shall be paid in arrears on each Interest Payment Date.

(c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Borrower agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Default Rate.

(d) Anything herein to the contrary notwithstanding, the Obligations of the Borrower to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Borrower shall pay such Bank interest at the highest rate permitted by applicable law.

(e) Regardless of any provision contained in any Note or in any of the Loan Documents, none of the Banks shall ever be deemed to have contracted for or be entitled to receive, collect or apply as interest under any such Note or any Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event that any of the Banks ever receive, collect or apply as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrower and such Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of such Note so that the interest rate is uniform throughout such term; provided, however, that if all Obligations under the Note and all Loan Documents are performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual term thereof exceeds the maximum lawful rate, such Bank shall refund to the Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of such Bank’s Note at the time in question.

        2.08 Fees. In addition to certain fees described in Section 3.08, the Borrower shall pay the Agent and the Banks fees in accordance with a separate fee letter between the Agent, the Banks and Borrower.

        2.09 Computation of Interest and Fees.

(a) All computations of interest and fees (other than fees due and payable at closing) shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof through the last day thereof.

(b) Each determination of an interest rate by Agent shall be rebuttable presumptive evidence thereof.

        2.10 Payments by the Borrower.

(a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to Agent for the account of the Banks at Agent’s Payment Office, and shall be made in United States Dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. Agent will promptly distribute to each Bank its Pro Rata Share (or after the occurrence of a Sharing Event under Section 9.04 hereof, its Adjusted Pro Rata Share) of such payment in like funds as received. Any payment received by Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. If and to the extent the Borrower makes a payment in full to Agent no later than 1:00 p.m. (New York City time) on any Business Day and Agent does not distribute to each Bank its Pro Rata Share of such payment in like funds as received on the same Business Day, Agent shall pay to each Bank on demand interest on such amount as should have been distributed to such Bank at the Federal Funds Rate for each day from the date such payment was received until the date such amount is distributed.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless Agent receives notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, Agent may assume that the Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to Agent, each Bank shall repay to Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

        2.11 Payments by the Banks to Agent. If and to the extent any Bank shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to the Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to Agent, together with interest at the Federal Funds Rate for each day during such period. A notice by Agent submitted to any Bank with respect to amounts owing under this Section 2.11 shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Borrowing Date, Agent will notify the Borrower of such failure to fund and, upon demand by Agent, the Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

        2.12 Sharing of Payments, Etc.If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or after the occurrence of a Sharing Event under Section 9.04 hereof, its Adjusted Pro Rata Share) such Bank shall immediately (a) notify Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefore, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

        2.13 The Election of Approving Banks to Continue Funding.

(a) Notice of Disapproval. If on any Business Day one or more Banks (the “Declining Bank” or “Declining Banks”) provides the Agent with, and the Agent has actually received, a written notice in the form of Exhibit G of its disapproval, for reasons other than a Default, of further advances and issuances of Letters of Credit, and the other Bank or Banks approve further Revolving Loans (including the conversion and extension of such Revolving Loans) or the further issuances of, extensions of, the automatic renewal of or amendment to Letters of Credit, the Agent shall notify the Banks by 6:00 p.m. (New York City time) that same day.

(b) Further Credit Extensions. If the Bank or Banks which are not the Declining Banks desire, they may (on a pro rata basis, based on the Uncommitted Line Portion of all Banks that have elected to continue funding, as adjusted after such Conversion to Reduced Funding Banks Date (the “Adjusted Uncommitted Line Portion”), after which such date the Adjusted Uncommitted Line Portion of all Declining Banks shall be reduced to zero) make the full or partial amount of such requested Revolving Loan or issue or amend the requested Letter of Credit irrespective of the Declining Banks’ disapproval (in such case, the Banks that elect to continue funding shall be referred to as the “Approving Banks” in respect of such Conversion to Reduced Funding Banks Date) but not in an aggregate amount that would exceed such Bank’s Adjusted Uncommitted Line Portion. In such event, from each such date (each, a “Conversion to Reduced Funding Banks Date”) forward (or until the next Conversion to Reduced Funding Banks Date, if any, at which time one or more Banks that had been Approving Banks may become a Declining Bank), all subsequent Revolving Loans and Issuances of Letters of Credit or Amendments to Letters of Credit that increase the face amount of a Letter of Credit (subject to Section 11.01)or extend the term of a Letter of Credit shall be made unilaterally by the Approving Banks in respect of such Conversion to Reduced Funding Banks Date and no Letter of Credit thereafter Issued shall be participated in by the Declining Banks in respect of such Conversion to Reduced Funding Banks Date.

(c) Swap Banks. A Bank that becomes a Declining Bank shall not be considered a Swap Bank with respect to swap contracts concluded after it has become a Declining Bank. Accordingly, if a Swap Bank should conclude a swap contract with the Borrower after it has become a Declining Bank, the Borrower’s obligations under such swap contract shall not be secured by the Collateral hereunder, and the Declining Bank shall not be entitled to any sharing of amounts under Section 9.04 with respect to such swap contracts concluded after it has become a Declining Bank.

(d) Repayments. Until all Declining Banks are fully repaid, repayments (including realizations from Collateral) shall be applied as follows:

(i) For purposes of allocating repayments prior to the occurrence of a Sharing Event hereunder, the Pro Rata Share of each Bank with respect to Loans and Letters of Credit outstanding on a specified Conversion to Reduced Funding Banks Date shall remain fixed at the percentage held by such Bank the day before such specified Conversion to Reduced Funding Banks Date, without respect to any changes which may subsequently occur in such Bank’s Pro Rata Share (prior to the next Conversion to Reduced Funding Banks Date). Upon the occurrence of the first Conversion to Reduced Funding Banks Date and thereafter, repayments of all outstanding Loans shall be applied to the Loans with the earliest advance date, notwithstanding the tenor of the Loans.

(ii) Upon the occurrence of a Sharing Event and thereafter, repayments shall be allocated according to the Adjusted Pro Rata Share of the outstanding balances held by the Banks, including any Declining Banks, on the date of Default except that in the event that Obligations constituting Close-out Amounts become owing to any Swap Bank or its Affiliates after such date pursuant to Swap Contracts as a result of contracts or transactions existing on the date of such Default, the Adjusted Pro Rata Share of each Bank, including any Declining Banks, shall be recalculated to account for the increase in Obligations owing to such Swap Bank or its Affiliates.

ARTICLE III
THE LETTERS OF CREDIT

        3.01 The Letter of Credit Lines.

(a) Subject to the limitations set forth in Subsection 3.01(b) below, on an uncommitted basis and on the terms and conditions set forth herein and unless a Bank has provided Agent with, and Agent has actually received, a written notice in the form attached hereto as Exhibit G at least the greater of 24 hours or one Business Day prior to Agent’s receipt of any request for the issuance of a Letter of Credit that such Bank does not approve further Issuances of Letters of Credit, (i) each Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Expiration Date, to consider the Issuance of Letters of Credit for the account of the Borrower under the Borrowing Base Line and to consider whether to amend or renew Letters of Credit previously Issued by it, in accordance with Subsection 3.02(c), and (B) to honor conforming drafts under the Letters of Credit; and (ii) each of the Banks will be deemed to have approved such Issuance, amendment or renewal, and shall participate in Letters of Credit Issued for the account of the Borrower. If any Bank gives Agent timely notice of its disapproval of further Borrowings and Issuances of Letters of Credit, then Agent shall notify the Borrower that one or more of the Banks have elected not to participate in the further issuances of Letters of Credit, and whether a Bank (or Banks) has (have) elected to become the Approving Bank(s) thereby triggering the Conversion to Reduced Funding Banks Date. No Declining Bank shall have any obligation to and shall not be deemed to have participated in any Letters of Credit which are Issued on or after the Conversion to Reduced Funding Banks Date. An Issuing Bank which is a Declining Bank shall have no obligation to Issue any Letters of Credit on or subsequent to the date such Issuing Bank becomes a Declining Bank. Within the foregoing limits, and subject to the other terms and conditions hereof including, without limitation, the approval of all Banks (or after the Conversion to Reduced Funding Banks, all Approving Banks) in their sole discretion, the Borrower’s ability to request that an Issuing Bank Issue Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, request that an Issuing Bank Issue Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. Borrower acknowledges and agrees that the Existing Letters of Credit are an Obligation under this Agreement.

(b) Each Issuing Bank is under no obligation to consider the Issuance of or to Issue any Letter of Credit unless Agent shall have consented to the Issuance of such Letter of Credit in its sole discretion. An Issuing Bank shall not Issue any Letter of Credit even if consented to by Agent, if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank has received written notice from any Bank, any other Issuing Bank, Agent or the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied if the Conversion to Reduced Funding Banks Date has not occurred, or after the Conversion to Reduced Funding Banks Date has occurred the Issuing Bank received written notice from any Approving Bank, any other Issuing Bank, Agent or the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Type of Letter of Credit exceeds the expiry date set forth herein for such Type, or the amount of any requested Type of Letter of Credit exceeds the applicable L/C Sub-limit Cap after taking into account all outstanding L/C Obligations with respect to such Type of Letter of Credit;

(iv) such requested Letter of Credit is not in form and substance acceptable to such Issuing Bank, or the Issuance of such requested Letter of Credit shall violate any applicable policies of such Issuing Bank;

(v) such Letter of Credit is for the purpose of supporting the Issuance of any letter of credit by any other Person;

(vi) such Letter of Credit is denominated in a currency other than United States Dollars or Canadian Dollars;

(vii) the amount of such requested Letter of Credit, plus the Effective Amount of all of the L/C Obligations, plus the Effective Amount of all Revolving Loans exceeds the Borrowing Base Advance Cap, in which case the Agent shall notify each other Issuing Bank that there is a deficiency.

(c) Subject to the individual Sub-limits referenced under the definition of “L/C Sub-limit Cap,” any Letter of Credit may be issued in Canadian Dollars, provided that the aggregate amount of all Letters of Credit issued and outstanding hereunder in Canadian Dollars may not exceed the United States Dollar Equivalent of U.S. $25,000,000.

        3.02 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit which is Issued hereunder shall be Issued upon the irrevocable written request of the Borrower pursuant to a Notice of Borrowing (Letter of Credit) in the applicable form attached hereto as Exhibit A received by an Issuing Bank and the Agent by no later than 3:00 p.m. (New York City time) on the proposed date of Issuance; provided, however, that each such Issuance is subject to the consent of Agent. Each such request for Issuance of a Letter of Credit shall be by electronic transfer or facsimile, confirmed by the close of the next Business Day in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to such Issuing Bank and Agent: (i) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) whether the Letter of Credit is a Standby or Commercial Letter of Credit; and (viii) such other matters as such Issuing Bank may require. No such Issuance will be made if prior to 5:00 p.m. (New York City time) on the day before the proposed date of Issuance, a Bank has provided Agent with, and Agent has actually received, a written notice in the form of Exhibit G. If Agent does timely receive a written notice in the form of Exhibit G, Agent shall notify the Borrower and such Issuing Bank by 3:00 p.m. (New York City time) on the proposed date of Issuance, and the proposed Letter of Credit will not be Issued, unless one or more of the Banks have elected to become Approving Banks thereby triggering the Conversion to Reduced Funding Banks Date. If the Approving Banks elect to Issue the Letter of Credit notwithstanding the Agent’s receipt of such notice, they may (on a pro rata basis among the Banks that have elected to continue funding) Issue the full amount, or a pro rata amount after taking into account the Declining Bank’s Pro Rata Share, of such requested Letter of Credit.

(b) From time to time while a Letter of Credit is outstanding and prior to the Expiration Date, an Issuing Bank will, upon the written request of the Borrower received by such Issuing Bank and the Agent prior to 3:00 p.m. (New York City time) on the proposed date of amendment, consider the amendment of any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by electronic transfer or facsimile, confirmed by the close of the next Business Day in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank and Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuing Bank may require. Such Issuing Bank shall be under no obligation to amend any Letter of Credit and shall not do so without the consent of the Agent. No such amendment will be made if a Bank has provided Agent with, and Agent has actually received, a written notice in the form of Exhibit G by 5:00 p.m. (New York City time) on the Business Day immediately preceding the proposed date of amendment (the “Exhibit G Cut-Off”). If Agent does timely receive a written notice in the form of Exhibit G, Agent shall notify the Borrower and such Issuing Bank by 3:00 p.m. (New York City time) on the proposed date of amendment, and the Letter of Credit will not be amended; provided, however, that if one or more Banks do approve such amendment, Agent shall notify all Banks and the approving Banks may elect to become the Approving Banks and amend such Letter of Credit, thereby triggering the Conversion to Reduced Funding Banks Date. If a request in the form of Exhibit G is received after the Exhibit G Cut-Off, Agent will make its best efforts to honor such request but shall bear no liability for failing to honor such request. The Issuing Banks shall be under no obligation to renew any Letter of Credit.

(c) If any outstanding Letter of Credit Issued by an Issuing Bank shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from such Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Subsection 3.02(c) upon the request of the Borrower, then unless a Bank has provided Agent with, and Agent has actually received, a written notice in the form of Exhibit G to such Issuing Bank by 12:00 p.m. noon (New York City time) on the next to last date for Issuing Bank to provide notice to the beneficiary of non-renewal, such Issuing Bank shall, subject to the consent of the Agent, nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and the Banks hereby authorize such renewal, and, accordingly, such Issuing Bank shall be deemed to have received an L/C Amendment Application from the Borrower requesting such renewal. If one or more Banks do not approve such renewal, Agent shall notify all Banks and the approving Banks may elect to become the Approving Banks and renew such Letter of Credit, thereby triggering the Conversion to Reduced Funding Banks Date.

(d) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(e) Each Issuing Bank will also deliver to Agent a true and complete copy of each Letter of Credit or amendment to or renewal of a Letter of Credit Issued by it.

        3.03 Risk Participations, Drawings, Reducing Letters of Credit and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit Issued by an Issuing Bank which is Issued prior to the Conversion to Reduced Funding Banks Date, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a participation in such Letter of Credit and each drawing or Reducing Letter of Credit Borrowing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing or Reducing Letter of Credit Borrowing, respectively. All Letters of Credit Issued after the Conversion to Reduced Funding Banks Date shall be participated in only by the Approving Banks. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Uncommitted Line Portion of each Bank (or Approving Bank, as the case may be) by an amount equal to the amount of such participation.

(b) In the event of any request for a drawing under a Letter of Credit Issued by an Issuing Bank by the beneficiary or transferee thereof, such Issuing Bank will promptly notify the Borrower. Any notice given by an Issuing Bank or Agent pursuant to this Subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Borrower shall reimburse an Issuing Bank prior to 5:00 p.m. (New York City time), on each date that any amount is paid by such Issuing Bank under any Letter of Credit or to a Bank paying a beneficiary of a Reducing Letter of Credit in the form of a Reducing L/C Borrowing (each such date, an “Honor Date”), in an amount equal to the amount so paid by such Issuing Bank. Amounts reimbursed by the Borrower with respect to draws under Letters of Credit issued in Canadian Dollars shall be paid in United States Dollars at the United States Dollar Equivalent of such draw. In the event the Borrower fails to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit or of any Reducing L/C Borrowing, as the case may be, by 5:00 p.m. (New York City time) on the Honor Date, such Issuing Bank will promptly notify Agent and Agent will promptly notify each Bank thereof, and Borrower shall be deemed to have requested that Revolving Loans be made by the Banks to be disbursed to such Issuing Bank not later than one (1) Business Day after the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Borrowing Base Line.

(c) In the event of any request for a Reducing L/C Borrowing by the Borrower in association with any Reducing Letter of Credit, the amount available for drawing under such Reducing Letter of Credit will be reduced automatically, and without any further amendment or endorsement to such Reducing Letter of Credit, by the amount actually paid to such beneficiary, notwithstanding the fact that the payment creating such Reducing L/C Borrowing is not made pursuant to a conforming and proper draw under the corresponding Reducing Letter of Credit; provided, however, if any Bank has given the Issuing Banks, Agent, the Borrower and each of the other Banks written notice that such Bank objects to further Reducing L/C Borrowings at least three (3) Business Days prior to the date the Borrower requests the Reducing L/C Borrowing, then the Issuing Banks will not make such Reducing L/C Borrowing unless all Banks consent thereto.

(d) Each Bank shall upon any notice pursuant to Subsection 3.03(b) make available to Agent for the account of any Issuing Bank an amount in United States Dollars at the United States Dollar Equivalent and in immediately available funds equal to its Pro Rata Share of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, whereupon the participating Banks shall (subject to Subsection 3.03(e)) each be deemed to have made a Revolving Loan to the Borrower in that amount. If any Bank so notified fails to make available to Agent for the account of such Issuing Bank the amount of such Bank’s Pro Rata Share of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, by no later than 3:00 p.m. (New York City time) on the Business Day following the Honor Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. Agent will promptly give notice of the occurrence of the Honor Date, but failure of Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

(e) With respect to any unreimbursed drawing or Reducing L/C Borrowing, as the case may be, that is not converted into Revolving Loans in whole or in part for any reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in United States Dollars at the United States Dollar Equivalent of such drawing or Reducing L/C Borrowing, as the case may be, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Default Rate, and each Bank’s payment to such Issuing Bank pursuant to Subsection 3.03(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

(f) Each Bank’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit or Reducing L/C Borrowing, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Notwithstanding the foregoing, each Revolving Loan and L/C Advance made to fund payment of any Letter of Credit which was Issued or amended on or after the Conversion to Reduced Funding Banks Date shall be made only by the Approving Banks.

        3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by Agent for the account of an Issuing Bank of immediately available funds from the Borrower (i) in reimbursement of any payment made by such Issuing Bank under a Letter of Credit or in connection with a Reducing L/C Borrowing with respect to which any Bank has paid Agent for the account of such Issuing Bank for such Bank’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, Agent will pay to each Bank, in the same funds as those received by Agent for the account of such Issuing Bank, the amount of such Bank’s Pro Rata Share of such funds, and such Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay Agent for the account of such Issuing Bank.

(b) If Agent or an Issuing Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to Agent for the account of such Issuing Bank pursuant to Subsection 3.04(a) in reimbursement of a payment made under a Letter of Credit or in connection with a Reducing L/C Borrowing or interest or fee thereon, each Bank shall, on demand of such Issuing Bank, forthwith return to Agent or such Issuing Bank the amount of its Pro Rata Share of any amounts so returned by Agent or such Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to Agent or such Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

        3.05 Role of the Issuing Banks.

(a) Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit Issued by an Issuing Bank or funding any Reducing L/C Borrowing, such Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft or certificates expressly required by such Letter of Credit, but with respect to Reducing Letter of Credit Borrowings, no document of any kind need be obtained) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Agent-Related Person nor any of the respective correspondents, participants, assignees, officers, directors, employees, agents or attorneys-in-fact of any Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval or deemed approval of the Banks; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants, assignees, officers, directors, employees, agents or attorneys-in-fact of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided, however, anything in such clauses or elsewhere herein to the contrary notwithstanding, that the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        3.06 Obligations Absolute. The Obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse an Issuing Bank for a drawing under a Letter of Credit or for a Reducing L/C Borrowing, and to repay any L/C Borrowing and any drawing under a Letter of Credit or Reducing L/C Borrowing converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e) any payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by any Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations of the Borrower in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

        Notwithstanding anything to the contrary in this Section 3.06, the Issuing Banks shall not be excused from liability to Borrower to the extent of any direct damages (as opposed to consequential, indirect and punitive damages, claims in respect of which are hereby waived by Borrower) suffered by Borrower that are caused by any of the Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, provided, however, that the parties hereto expressly agree that:

(i) the Issuing Banks may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit.

(ii) the Issuing Banks shall have the right, in their sole discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Banks when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

        3.07 Cash Collateral Pledge. Upon the request of Agent, (i) if an Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, (ii) if, as of the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (iii) upon an Event of Default, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations. Upon the occurrence of the circumstances described in Section 2.05 requiring the Borrower to Cash Collateralize Letters of Credit, then, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to the applicable excess.

        3.08 Letter of Credit Fees.

(a) The Borrower shall pay to Agent for the account of each of the Banks a letter of credit fee with respect to each of the Letters of Credit Issued hereunder equal to the greater of (i) $500 or (ii) the following per annum fees:

- Performance L/Cs 1.50% - Natural Gas/Transportation L/Cs 1.125% - Swap L/Cs 1.125% - Natural Gas/Supply L/Cs 1.00%

(b) The Borrower shall pay to the Issuing Banks such other fees as provided for in separate letter of credit fee letters.

(c) Such letter of credit fees as described in sub-paragraphs (a) and (b) above for each Letter of Credit, unless otherwise specified, shall be due and payable monthly in arrears for the preceding month during which Letters of Credit are outstanding, commencing on the first such monthly date to occur after the Closing Date.

(d) With reference to Letter of Credit fees for all Letters of Credit denominated in Canadian Dollars, the Agent shall calculate their United States Dollar Equivalents for each month in advance based upon the Canadian Dollar/US Dollar exchange rate in effect, as determined by the Agent as of the first calendar day of such month (without limiting the Agent’s right to determine the United States Dollar Equivalent at any time as provided in the definition of “Effective Amount”). Such United States Dollar Equivalents shall be used for calculating the amount of such fees. New Letters of Credit denominated in Canadian Dollars shall be assigned United States Dollar Equivalents by the Agent and such United States Dollar Equivalents shall apply until the next succeeding United States Dollar Equivalents are calculated by the Agent.

        3.09 Applicability of UCP. Unless otherwise expressly agreed by an Issuing Bank and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC Decision published by the Commission on Banking Technique and Practice on April 6, 1998, regarding the European single currency (euro)) shall apply to each Letter of Credit.

        3.10 Existing Letters of Credit. Borrower hereby acknowledges and agrees that the Existing Letters of Credit shall be deemed to be Letters of Credit Issued under this Agreement for all purposes.

ARTICLE IV
TAXES AND YIELD PROTECTION

        4.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of Agent or any Bank under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Agent and each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Agent or such Bank, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Agent or any Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent and such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to Agent (which shall forward the same to such Bank) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Agent or any Bank, the Borrower shall also pay to Agent (for the account of such Bank) or to such Bank, at the time interest is paid, such additional amount that such Bank specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Bank would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify Agent and each Bank for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Agent and such Bank, (ii) amounts payable under Subsection 4.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Bank or Agent makes a demand therefore.

        4.02 Increased Costs and Reduced Return; Capital Adequacy.

(a) If any Bank determines that as a result of the introduction of or any change in or in the interpretation of any Law, after the Closing Date or such Bank’s compliance therewith, there shall be any increase in the cost to such Bank of issuing or participating in Letters of Credit or advancing Revolving Loans, or a reduction in the amount received or receivable by such Bank in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 4.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Bank is organized or has its Lending Office, and (iii) reserve requirements), then from time to time upon demand of such Bank (with a copy of such demand to Agent), the Borrower shall pay to such Bank such additional amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, after the Closing Date or compliance by such Bank (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Bank’s desired return on capital), then from time to time upon demand of such Bank (with a copy of such demand to Agent), the Borrower shall pay to such Bank such additional amounts as will compensate such Bank for such reduction.

        4.03 Matters Applicable to all Requests for Compensation. A certificate of Agent or any Bank claiming compensation under this Article IV and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Agent or such Bank may use any reasonable averaging and attribution methods.

        4.04 Survival. The agreements and Obligations of the Borrower in this Article IV shall survive the payment of all other Obligations.

ARTICLE V
CONDITIONS PRECEDENT

        5.01 Matters to be Satisfied Upon Execution of Agreement. At the time the Banks execute this Agreement, unless otherwise waived by the Banks, Agent shall have received all of the following, in form and substance satisfactory to Agent and each Bank, and in sufficient copies for each Bank:

(a) Loan Documents. This Agreement, the Notes, appropriate amendments to the Security Agreements, financing statements and financing statement amendments, and each other document or certificate executed in connection with this Agreement, executed by each party thereto;

(b) Incumbency. Certificate of the Secretary of the Borrower, certified as of the Closing Date, and certifying the names and true signatures of the officers of the Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by the Borrower hereunder;

(c) Organization Documents; Existence; Good Standing. The articles or certificate of incorporation and the bylaws of the Borrower as in effect on the Closing Date, all certified by the Secretary of the Borrower as of the Closing Date, together with certificates of existence for the Borrower and a good standing certificate for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Borrower is qualified to do business as a foreign corporation, certified as of, or reasonably close to, the Closing Date;

(d) Legal Opinion. An opinion of counsel to the Borrower and addressed to the Banks in form and substance acceptable to Agent and the Banks;

(e) Payment of Fees. The fee letters executed by the Borrower and evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Fortis’ reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided, however, that such estimate shall not thereafter preclude final settling of accounts between the Borrower and Agent); including any such costs, fees and expenses arising under or referenced in Sections 2.08 and 11.04(a) and all costs of the auditors and consultants retained by the Banks in connection with the Obligations of the Borrower to Agent;

(f) Certificate. A certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date, stating to the best of such officer’s knowledge that:

(i) The representations and warranties contained in Article VI of the Agreement are true and correct in all material respects on and as of the date of this certificate;

(ii) No Default or Event of Default exists or would result from the Credit Extension; and

(iii) There has occurred no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) Filings. Evidence that all filings needed to perfect the security interests granted by the Security Agreements have been completed or due provision has been made therefore;

(h) Due Diligence. Agent shall have completed its business and legal due diligence, including a Lien search of the Borrower, with results satisfactory to Agent; and

(i) Responsible Officer List. The Responsible Officer List.

(j) Other Documents. Such other approvals, opinions, documents or materials as Agent or any Bank may request.

        5.02 Matters to be Satisfied Prior to Each Request for Extension of Credit. On any date on which Borrower requests that any Bank make any Loans or Issue any Letter of Credit hereunder, unless otherwise waived by the Banks, each of the following shall be true:

(a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement or the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date).

(b) Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c) No Material Adverse Effect. Since the Closing Date, there shall have been no Material Adverse Effect.

        Notwithstanding the foregoing, nothing contained in this Section 5.02 shall be construed to alter the UNCOMMITTED AND ABSOLUTELY DISCRETIONARY nature of this facility; regardless of whether the above requirements have been satisfied, all advances and Issuances of Letters of Credit are absolutely discretionary on the part of the Banks in their sole and absolute discretion.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to Agent and each Bank that:

        6.01 Existence and Power. The Borrower and each of its Subsidiaries:

(a) is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) have the power and authority and all governmental licenses, authorizations, consents and approvals that are necessary to own their assets, carry on their business and to execute, deliver, and perform their respective Obligations under the Loan Documents;

(c) is duly qualified as a foreign corporation, and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) to the best knowledge of the Borrower, is in compliance with all Requirements of Law.

        6.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which the Borrower is party, have been duly authorized by its board of directors, and if necessary, shareholder action, and do not and will not:

(a) contravene the terms of the Organization Documents of the Borrower;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c) to the best knowledge of the Borrower, violate any Requirement of Law.

        6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries, as applicable, of the Agreement or any other Loan Document.

        6.04 Binding Effect. This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

        6.05 Litigation. Except as specifically disclosed in Schedule 6.05, there are no actions, suits or proceedings, pending, or to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or any of its Subsidiaries or any of their respective properties which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

        6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any of its Subsidiaries are in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

        6.07 ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which have resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) To the Borrower’s best knowledge, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

        6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely (a) to finance working capital requirements related to natural gas marketing activities; (b) to provide for Letters of Credit as described hereunder; and (c) to fund payments due to any Swap Bank under a Swap Contract. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

        6.09 Title to Properties. The Borrower and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

        6.10 Taxes. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges shown thereon to be due and payable, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets as due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

        6.11 Financial Condition.

(a) The audited balance sheet of Borrower dated as of December 31, 2003:

(i) fairly presents the financial condition of the Borrower as of the date thereof; and

(ii) shows all material indebtedness and other liabilities, direct or contingent, of the Borrower as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b) Since December 31, 2003, there has been no Material Adverse Effect.

        6.12 Environmental Matters. Except as previously specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        6.13 Regulated Entities. Neither the Borrower, nor any Person controlling the Borrower, or any of its Subsidiaries, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Borrower is not a “registered holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), and the Borrower is not subject under PUHCA or any other Federal or state statute or regulation to restrictions limiting its ability to incur the Obligations.

        6.14 No Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

        6.15 Copyrights, Patents, Trademarks and Licenses, etc. To the Borrower’s best knowledge, the Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed.

        6.16 Subsidiaries. The Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto and have no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.

        6.17 Insurance. Except as specifically disclosed in Schedule 6.17, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

        6.18 Full Disclosure. To the Borrower’s best knowledge, none of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE VII
AFFIRMATIVE COVENANTS

        So long as any Bank shall be continuing to consider making Revolving Loans or Issuing Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

        7.01 Financial Statements. The Borrower shall deliver to the Banks, in form and detail satisfactory to the Banks:

(a) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited financial statements of Borrower to include a balance sheet as at the end of such year and the related statements of income or operations, members’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm which report shall state that such financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the public accounting firm of any material portion of Borrower’s records; and

(b) as soon as available, but not later than forty-five (45) days after the end of each month, Borrower-prepared financial statements in form acceptable to the Banks.

        7.02 Certificates; Other Information. The Borrower shall furnish to the Agent and the Banks:

(a) concurrently with the delivery of the financial statements referred to in Subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of the Borrower;

(b) as of the 15th and last days of each month (or the next succeeding Business Day after such date in the event that such date is not a Business Day), delivered within seven (7) days of the reporting date, a Borrowing Base Collateral Position Report, certified by a Responsible Officer of the Borrower;

(c) as of the 15th and last days of each month (or the next succeeding Business Day after such date in the event that such date is not a Business Day), delivered within seven (7) days of the reporting date, a Net Position Report, certified by a Responsible Officer of the Borrower;

(d) on the tenth (10th) Business Day of each month a Transportation Agreement Report, in form and substance acceptable to Banks, as of the last calendar day of the preceding month, certified by a Responsible Officer of the Borrower;

(e) on the tenth (10th) Business Day of each month a forward position report, in form and substance acceptable to the Banks, showing the marked to market position of the Borrower’s forward book as of the last calendar day of the preceding month, certified by a Responsible Officer of the Borrower;

(f) promptly when available, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request; and

(g) a quarterly report of inventory storage locations at each quarter end; and

(h) a quarterly report reflecting any advances made by Borrower to Parent or any other Affiliates.

        7.03 Notices. The Borrower shall promptly notify Agent and each Bank:

(a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that could reasonably be expected to become a Default or Event of Default;

(b) the occurrence of any event which could reasonably be expected to cause a material impairment of the Collateral Position;

(c) the occurrence of any event which could reasonably be expected to cause a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(d) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after the Borrower receives notice or becomes aware of such event), and deliver to Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate;

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(e) of any material change in accounting policies or financial reporting practices by the Borrower; and

(f) of any intended relocation of inventory or any intended new location of inventory owned by the Borrower, at least ten (10) Business Days prior to the date such inventory is to be stored at such location.

        Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably could be expected to be) breached or violated as therein provided.

        Each Swap Bank that has concluded a Swap Contract shall promptly notify the Agent of the Early Termination, or its equivalent, of the Swap Contract and the Agent shall promptly notify the Banks of the same.

        7.04 Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of organization;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

        7.05 Maintenance of Property. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except in any case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        7.06 Insurance. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Agent, for the benefit of the Banks, shall be named as an additional insured and loss payee under all such polices, without liability for premiums or club calls.

        7.07 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except for Permitted Liens, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or Subsidiary, and provided that at such time the claim becomes a Lien (other than a lis pendens notice), it shall be promptly paid; and

(c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or relating to such Indebtedness.

        7.08 Compliance with Laws. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act).

        7.09 Compliance with ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

        7.10 Inspection of Property and Books and Records. The Borrower shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each of its Subsidiaries to permit representatives and independent contractors of Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of Agent or Bank causing such inspection and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists Agent or any Bank may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

        7.11 Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

        7.12 Use of Proceeds. The Borrower shall use the proceeds of the Loans for the uses described in this Agreement and not in contravention of any Requirement of Law or of any Loan Document restrictions on use of loan proceeds. The Borrower shall not use the proceeds of the Loan or any Letter of Credit to acquire, directly or indirectly, any Margin Stock.

        7.13 Collateral Position Audit

(a) At such times as Agent deems advisable, the Borrower will allow Agent or an entity satisfactory to Agent to conduct a thorough examination of the Collateral Position, and the Borrower will fully cooperate in such examination. The Borrower will pay the costs and expenses of each such examination. The Borrower acknowledges that Agent will conduct a minimum of one such audit per year. At the request of any Bank, the Agent will provide such Bank with the results of such audit.

(b) Within sixty (60) days of the Closing Date, the Borrower shall have implemented all recommendations relating to risk management policies, procedures and reporting resulting from the Collateral Position audits conducted in August, 2003 and December, 2003.

        7.14 Payments to Bank Blocked Accounts. The Borrower shall (i) notify in writing and otherwise take such reasonable steps to ensure that all Account Debtors under any of its Accounts forward payment in the form of cash, checks, drafts or other similar items of payment directly to the Bank Blocked Accounts or directly by wire transfer to the Bank Blocked Accounts and shall, if requested by Agent, provide Banks with reasonable evidence of such notification, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited all payments under such Accounts to the Bank Blocked Accounts. In the event that any Account Debtor does make any payment directly to the Bank Blocked Accounts, Borrower shall promptly deposit such amounts into the Bank Blocked Accounts. If Borrower desires that funds be transferred from the Bank Blocked Accounts into Borrower’s operating account, Borrower shall request such a transfer by facsimile transmission sent to Agent utilizing the form of Exhibit F. Although Agent may from day to day authorize the transfer of proceeds from such accounts into the Borrower’s operating account, or otherwise, Agent has absolutely no duty to make any such authorization and at any time may refuse to authorize the transfer of any funds until all Obligations have been satisfied. Agent at any time may apply amounts contained in the Bank Blocked Accounts toward satisfaction of the Obligations. Upon the written notice of Agent, US Bank shall cease to transfer any funds from the Bank Blocked Accounts until further notified in writing by Agent.

        7.15 Financial Covenants. The Borrower shall at all times maintain:

(a) minimum Net Working Capital equal to the greater of (i) $13,875,000.00 or (ii) the amount of Net Working Capital then required under the definition of Borrowing Base Sub-Cap.

(b) minimum Tangible Net Worth equal to the greater of (i) $13,875,000.00 or (ii) the amount of Tangible Net Worth then required under the definition of Borrowing Base Sub-Cap.

(c) a ratio of Total Liabilities to Tangible Net Worth not to exceed 15.0:1.0.

        In calculating the Net Working Capital coverages set forth above and the Tangible Net Worth coverages set forth above, the amount of Subordinated Debt excluded from liabilities in each such calculation shall not exceed 50% of the resultant Net Working Capital or Tangible Net Worth, as applicable, provided, however, that this limitation shall not apply in the event Subordinated Debt is used to cure any violation under this Subsection 7.15.

        7.16 Security for Obligations. The Borrower shall at all times maintain security interests in favor of the Banks so that the Banks shall have a first priority perfected lien on all of assets of the Borrower and any of its Subsidiaries, to secure the Borrower’s Obligations hereunder, under the other Loan Documents and with respect to Swap Contracts, and the Borrower’s Obligations under Swap Contracts shall be secured on a pari passu basis with the Borrower’s other Obligations.

ARTICLE VIII
NEGATIVE COVENANTS

        So long as any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Banks waive compliance in writing:

        8.01 Limitation on Liens. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Borrower or any of its Subsidiaries on the Closing Date and set forth in Schedule 8.01 securing Indebtedness;

(b) any Lien created under any Loan Document or Swap Contract;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, First Purchaser Liens or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty and, with respect to any such warehousemen’s or landlord’s lien, such liens only secure accrued rental charges;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Borrower or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such unstayed liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $1,000,000.00;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries; and

(i) purchase money security interests (including capital leases) on any property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, however, that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $500,000.00.

(j) Any Lien in the form of Cash Collateral (which has not been Cash Collateralized for the benefit of the Banks) which has been granted by the Borrower to secure the margin requirements of a swap contract permitted under Section 8.06(b), provided that such Cash Collateral has been deducted from the Borrowing Base Advance Cap.

        8.02 Consolidations and Mergers. The Borrower shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except for the sale of assets in the ordinary course of its business.

        8.03 Limitation on Indebtedness. The Borrower shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to or in accordance with, this Agreement;

(b) Indebtedness consisting of trade payables in the ordinary course of business;

(c) Indebtedness existing on the Closing Date, and described on Schedule 8.01;

(d) Indebtedness in respect of purchase money security interests permitted by Section 8.01 hereof;

(e) Indebtedness in respect of Contingent Obligations permitted by Section 8.06 hereof;

(f) Subordinated Debt that has been approved by the Banks; and

(g) Intercompany loans to the Borrower which are subordinated to the Obligations on terms and conditions satisfactory to the Banks.

        8.04 Transactions with Affiliates. The Borrower shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

        8.05 Use of Proceeds. The Borrower shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, or (e) in a manner inconsistent with this Agreement.

        8.06 Contingent Obligations. The Borrower shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) swap contracts entered into in the ordinary course of business as bona fide hedging transactions (including Swap Contracts); and

(c) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and described on Schedule 8.06.

        8.07 Restricted Payments. The Borrower shall not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

(d) the Borrower may declare or pay cash dividends to its stockholders; provided, however, that, immediately after giving effect to such proposed action, no Default or Event of Default would exist.

        8.08 ERISA. The Borrower shall not, nor suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

        8.09 Change in Business. The Borrower shall not, nor suffer or permit any of its Subsidiaries to, engage in any line of business different from the line of business carried on by the Borrower and its Subsidiaries on the date hereof.

        8.10 Accounting Changes. The Borrower shall not, nor suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

        8.11 Net Position. At no time will the Borrower allow the aggregate Net Position to exceed 2MM MMBTUs.

        8.12 Change of Management. Borrower shall notify the Agent prior to any Change of Management. For purposes of this Section 8.12, “Change of Management” shall mean an officer of the Borrower ceases to be an officer of the Borrower or more than 50% of the Persons serving as directors of the Borrower on the Closing Date cease to serve as directors.

        8.13 Risk Management Policy. The Borrower will not materially change its risk management policies without the prior written consent of Agent and all the Banks. Borrower agrees that upon request by Agent, from time to time, the Borrower and the Banks will review and evaluate Borrower’s risk management policies.

        8.14 Capital Expenditures. Borrower will not make or commit to make any capital expenditure if after such commitment or expenditure a Default or Event of Default would exist under this Agreement.

        8.15 Unhedged Transportation Exposure. At no time will the Borrower allow its Unhedged Transportation Exposure to exceed $3,000,000, provided, however, that Borrower’s Unhedged Transportation Exposure may exceed this $3,000,000 by one-third (1/3) of the amount by which its Net Working Capital and Tangible Net Worth exceeds the minimum amount required under Section 7.15.

        8.16 Loans and Investments. Borrower shall not purchase or acquire, or make any commitment therefor, any equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any acquisitions, or make or commit to make any advance, loan, extension of credit (other than pursuant to sales on open account in the ordinary course of Borrower’s business) or capital contribution to or any other investment in, any Person; provided, however, that Borrower may loan funds to Parent or any Affiliate thereof, provided that after giving effect to such proposed action, no Default or Event of Default would exist provided that at such time Parent has a Standard &Poor’s rating of at least BBB- or Moody’s rating of at least Baa3.

        8.17 Bank Blocked Accounts Investments. Borrower shall not purchase or acquire any investments to be held in a Bank Blocked Accounts other than cash equivalents and Marketable Securities.

ARTICLE IX
EVENTS OF DEFAULT

        9.01 Event of Default. Any of the following shall constitute an "Event of Default":

(a) Non-Payment. The Borrower fails to pay any amount due hereunder or under any other Loan Document within one (1) Business Day after the same becomes due, including, without limitation, such amounts as may come due as a result of a “demand” made by the Required Banks under the Notes; or

(b) Representation or Warranty. Any representation or warranty made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, or any Responsible Officer furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect or incomplete in any material respect on or as of the date made or deemed made; or

(c) Covenant Defaults. The Borrower fails to perform or observe any other term, covenant or agreement contained in any of the Loan Documents; or

(d) Cross-Default. The Borrower or any Subsidiary of the Borrower (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000.00 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other material condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if, after expiration of any grace or cure period therein provided, the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(e) Swap Contracts. There shall have occurred with respect to any Swap Contract to which the Borrower is a party an “Event of Default” or a “Termination Event” (as defined in the applicable ISDA Master Agreement and any related Credit Support Annex or Schedule) which entitles the applicable Swap Bank to terminate the Swap Contract; or

(f) Insolvency; Voluntary Proceedings. The Borrower or any Subsidiary of the Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary of the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of Borrower, any Subsidiary of the Borrower, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower, any Subsidiary of the Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower, any Subsidiary of the Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefore), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000.00; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000.00; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000.00, or the aggregate of (i), (ii) and (iii) exceeds $1,000,000.00; or

(i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary of the Borrower, which such judgment, order, decree or award is not effectively stayed pending appeal thereof, involving in the aggregate a liability as to any single or related series of transactions, incidents or conditions, to pay an amount of $1,000,000.00 or more; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary of the Borrower which does or would reasonably be expected to have a Material Adverse Effect; or

(k) Change of Control. There occurs any Change of Control not previously approved by all the Banks; or

(l) Adverse Change. There occurs a Material Adverse Effect.

        IN NO EVENT SHALL ANY PROVISION OF THIS AGREEMENT PROVIDING FOR SPECIFIC EVENTS OF DEFAULT BE CONSTRUED TO WAIVE, LIMIT OR OTHERWISE MODIFY THE DEMAND NATURE OF THE LOANS WHICH MAY BE MADE PURSUANT TO THIS AGREEMENT, AND THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE BANKS’ RIGHT TO DEMAND PAYMENT (TO BE EXERCISED BY THE REQUIRED BANKS) AT ANY TIME FOR ANY REASON OR FOR NO REASON IS ABSOLUTE AND UNCONDITIONAL.

        9.02 Remedies. If any Event of Default occurs, Agent may and shall, at the request of the Required Banks:

(a) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law including, without limitation, seeking to lift the stay in effect under the Insolvency Proceeding;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01, the making of Loans and the Issuance of Letters of Credit under this Agreement shall automatically terminate and an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) together with the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Issuing Bank or any Bank.

        9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

        9.04 Application of Payments. Upon (i) the occurrence of any Event of Default specified in Section 9.01 (other than clause (c) thereof) or (ii) 30 days after the Agent or the Borrower has notified the Banks of an Event of Default under clause (c) of Section 9.01 if the Event of Default under subsection 9.01(c) has not been cured or waived by the Banks within such 30 day period or immediately if any time during the 30 day period referred to in this clause (ii) the Obligations have been accelerated, (each a “Sharing Event”), all amounts thereafter received or recovered under this Agreement or any other Loan Document whether as a result of a payment by the Borrower, the exercise of remedies by the Agent under any of the Loan Documents, liquidation of collateral or otherwise, shall be applied to the Borrower’s outstanding Obligations (including the Close-out Amount, if any, then due and owing to a Swap Bank under Swap Contracts) on the basis of each Bank’s then Adjusted Pro Rata Share. For the avoidance of doubt, no such amounts are to be shared with a Swap Bank unless it is owed a Close-out Amount and no Swap Bank is obliged to share with any other Bank (other than as may be required by Section 2.12 hereof and any amounts paid by the Borrower to a Swap Bank in reduction of its Close-out Amount) any amount received, or the proceeds of any collateral separately held by such Swap Bank, under its Swap Contracts.

ARTICLE X
AGENT

        10.01 Appointment and Authorization.

(a) Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as Agent and such Issuing Bank may agree at the request of the Required Banks that Agent will act for such Issuing Bank with respect thereto; provided, however, that such Issuing Bank shall have all of the benefits and immunities (i) provided to Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent” as used in this Article X included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank. Prior to the issuance of a Letter of Credit or upon the payment of any drawing on a Letter of Credit by an Issuing Bank other than Agent, such Issuing Bank shall provide written notice to Agent of the dollar amount, the date of such issuance or payment and the expiry date for such Letter of Credit. Such issuance shall be subject to the consent of Agent. Such consent shall not result in the imposition of any liability upon Agent.

        10.02 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

        10.03 Liability of Agent. None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

        10.04 Reliance by Agent.

(a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Banks or Required Banks, as applicable, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Banks or Required Banks, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b) For purposes of determining compliance with the conditions specified in Sections 5.01 and 5.02, each Bank that has executed this Agreement shall, unless it notifies the Agent to the contrary, be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

        10.05 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Banks, unless Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify the Banks of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by the Banks or Required Banks, as applicable, in accordance with Article IX; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

        10.06 Credit Decision. Each Bank acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by Agent, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of Agent-Related Persons.

        10.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata in accordance with each Bank’s Pro Rata Share, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent. THE FORGOING INDEMNITY INCLUDES AN INDEMNITY FOR THE NEGLIGENCE OF AGENT-RELATED PERSONS.

        10.08 Agent in Individual Capacity. Fortis and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though Fortis were not Agent or an Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Fortis or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Loans, Fortis shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Agent or an Issuing Bank, and the terms “Bank” and “Banks” include Fortis in its individual capacity.

        10.09 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to the Banks. If Agent resigns under this Agreement, the Banks shall appoint, from among the Banks, a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Banks, and with the consent of the Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of Agent hereunder until such time, if any, as the Banks appoint a successor agent as provided for above.

        10.10 Foreign Banks. Each Bank that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Bank”) shall deliver to Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, and costs and expenses (including Attorney Costs) of Agent. The obligation of the Banks under this Section shall survive the payment of all Obligations and the resignation or replacement of Agent.

        10.11 Collateral Matters.

        (a)     The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

        (b)     The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement, any other Loan Document or any Swap Contract; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; (vi) upon transfers of funds out of a Bank Blocked Accounts, or (vii) if approved, authorized or ratified in writing by all the Banks. Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.11(b); provided, however, that the absence of any such confirmation for whatever reason shall not affect the Agent’s rights under this Section 10.11.

        (c)     Each Bank agrees with and in favor of each other that the Borrower’s obligations to such Bank under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral.

        10.12 Monitoring Responsibility. Each Bank will make its own credit decisions hereunder, including the decision whether or not to make advances or consent to the Issuance of Letters of Credit, thus the Agent shall have no duty to monitor the Collateral Position, the amounts outstanding under sub-lines or the reporting requirements or the contents of reports delivered by the Borrower. Each Bank assumes the responsibility of keeping itself informed at all times.

ARTICLE XI
MISCELLANEOUS

        11.01 Amendments and Waivers. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by all the Required Banks and the Borrower and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to all the Banks, affect the rights or duties of any Issuing Bank under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it;

(ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to all the Banks: (a) affect the rights or duties of Agent under this Agreement or any other Loan Document, (b) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Bank’s Uncommitted Line Portion or amend the Expiration Date or the Maturity Date, (c) result in a Credit Extension in excess of the Borrowing Base Advance Cap, (d) amend, modify or waive any provision of this Section 11.01, any provision of this Agreement which requires the consent or approval of all the Banks or the Banks, or reduce the percentage specified in the definition of Required Banks, (e) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, (f) release any of the Collateral (except as otherwise permitted by Section 10.11(b)(i)-(vi)), (g) amend or modify the definitions of “Adjusted Pro Rata Share,” “Advance Line Limit,” “Borrowing Base Advance Cap,” “Borrowing Base Sub-Cap,” “Close-out Amount,” “Elected Performance L/C Cap,” “L/C Sub-limit Cap,” or “Pro Rata Share,” (h) amend or modify Sections 7.16 or 9.04 relating to sharing of Collateral with the Swap Banks, or (i) amend or modify the Borrower’s Second Amended and Restated Security Agreement; and

(iii) the fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) From each Conversion to Reduced Funding Banks Date forward (or until the next Conversion to Reduced Funding Banks Date, if any, at which time one or more Banks that had been Approving Banks may become a Declining Bank),

(i) all amendments to any Letter of Credit that is issued after such Conversion to Reduced Funding Banks Date that increase the face amount of such Letter of Credit or extend the term of such Letter of Credit shall be made unilaterally by the Approving Banks in respect of such Conversion to Reduced Funding Banks Date, and

(ii) there shall be no amendments to any Letter of Credit that was issued before such Conversion to Reduced Funding Banks Date that increases the face amount of such Letter of Credit or extends the term of such Letter of Credit.

(c) Any Bank that elects to discontinue funding pursuant to Section 2.13 is considered a Bank for purposes of approvals or consents that require the approval or consent of all the Banks or Required Banks, as applicable, notwithstanding such Bank’s election to discontinue funding. Notwithstanding anything to the contrary herein, any Bank that has failed to fund any portion of any Loans, or participations in L/C Obligations required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder; provided, however, except as a result of the implementation of Section 2.13, the Pro Rata Share of such Bank may not be increased without the consent of such Bank, no payment to such Bank shall be decreased or postponed without the consent of such Bank, and the Applicable Margin may not be decreased without the consent of such Bank. In addition to any other requirements set forth herein with respect to amendments, consents or waivers, any amendment of, or waiver or consent under any Loan Document that affects the rights and obligations of a Swap Bank requires the consent of such Swap Bank.

        11.02 Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 11.02; or, in the case of the Borrower, Agent, or the Issuing Banks, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, Agent and the Issuing Banks. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Agent and the Issuing Banks pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 11.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, Agent and the Banks. Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Agent and Banks. Agent and the Banks shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

        11.03 No Waiver; Cumulative Remedies. No failure by any Bank or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        11.04 Costs and Expenses. The Borrower agrees (a) to pay or reimburse Agent for all reasonable costs and expenses incurred by Agent in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Agent and each Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Agent and the cost of independent public accountants and other outside experts retained by Agent or any Bank. The agreements in this Section shall survive the termination of this Agreement and repayment of all the other Obligations.

        11.05 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Issuing Bank, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Agent or any Bank) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of Agent or the replacement of any Bank) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, Agent and the Banks under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of this Agreement and repayment of all the other Obligations.

        11.06 Payments Set Aside. To the extent that the Borrower makes a payment to Agent or any Bank, or Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to Agent upon demand its applicable share of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

        11.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Uncommitted Line Portion and the Loans (including for purposes of this subsection (b) and participations in L/C Obligations) at the time owing to it); provided, however, that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Uncommitted Line Portion and the Loans at the time owing to it, or in the case of an assignment to a Bank or an Affiliate of a Bank, the aggregate amount of the Uncommitted Line Portion (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent, shall not be less than $5,000,000, unless each of Agent, the Issuing Banks, and, so long as no Event of Default has occurred and is continuing, the Borrower (except an assignment by a Bank to an Affiliate of such Bank which such assignment shall not require the consent of Borrower) otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Uncommitted Line Portion assigned, and (iii) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance, such Assignment and Acceptance to be in the form attached hereto as Exhibit C, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.07, 11.04 and 11.05). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Bank and the assignee Bank provided the replaced Notes are simultaneously returned to the Borrower. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Uncommitted Line Portions of, and principal amount of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Bank may, without the consent of, or notice to, the Borrower or Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Uncommitted Line Portion and/or the Loans (including such Bank’s participations in L/C Obligations) owing to it); provided, however, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.02 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Bank, provided, however, that such Participant agrees to be subject to Section 2.12 as though it were a Bank.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.02 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.08 as though it were a Bank.

(f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Subsection 11.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Bank (through Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(h) Notwithstanding anything to the contrary contained herein, if at any time Fortis and/or BNP/Paribas assigns all of its Uncommitted Line Portion and Loans pursuant to subsection (b) above, Fortis and/or BNP Paribas shall, (i) upon 30 days’ notice to the Borrower and the Banks, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the Banks a successor Issuing Bank to such Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Fortis and/or BNP/Paribas as an Issuing Bank. Fortis and BNP Paribas shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of each of their respective resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Banks to make Loans or fund participations in L/C Obligations pursuant to Section 3.03).

        11.08 Confidentiality. Each of Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent or any Bank on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Bank’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Bank or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower; provided, however, that, in the case of Information received from the Borrower after the date hereof, such Information is clearly identified in writing at the time of delivery as confidential. The foregoing is not intended to limit the Banks’ obligations to maintain confidential information received from the Borrower under applicable laws. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Each Bank agrees that it and its respective Affiliates, directors, officers, employees and agents (collectively, “Representatives”) will not use any of the Information for any reason or purpose other than in connection with its or any of its Affiliates’ business relationship with Borrower. Each of the Banks specifically agrees that the Information will not be utilized to evaluate the current or prospective banking relationship between such Bank and any person or entity that is not a party to this Agreement. Each Bank agrees that it will not disclose to any person (other than a person to whom Information is otherwise permitted to be disclosed under this Section 11.08) the fact that Information has been disclosed to it or its Representatives. Each Bank shall be responsible for enforcing this Section 11.08 as to its Representatives.

        11.09 Set-off. In addition to any rights and remedies of the Banks provided by law, upon the occurrence and during the continuance of any Event of Default, each Bank is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not Agent or such Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Borrower and Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

        11.10 Interest Rate Limitations. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

        11.11 Automatic Debits of Fees. With respect to any fee, commission, interest or any other cost or expense or other payment due hereunder (including Attorney Costs) due and payable to the Agent or any Bank under the Loan Documents, the Borrower hereby irrevocably authorizes US Bank to debit from the Bank Blocked Accounts an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee, commission, interest or other cost or expense and to transfer such amount to the Agent to be applied to any such payment due hereunder, provided, however, that Agent shall promptly notify Borrower of any such debit. If there are insufficient funds in the Bank Blocked Accounts to cover the amount of the fee, commission, interest or other cost or expense then due, such debits will be reversed (in whole or in part, in the Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

        11.12 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

        11.13 Bank Blocked Accounts Charges and Procedures. US Bank is hereby authorized to (a) charge the Bank Blocked Accounts for all returned checks, service charges, and other fees and charges associated with the deposits by the Borrower to and withdrawals by the Borrower from the Bank Blocked Accounts; (b) follow its usual procedures in the event the Bank Blocked Accounts or any check, draft or other order for payment of money should be or become the subject of any writ, levy, order or other similar judicial or regulatory order or process; and (c) upon receipt of authorization from the Agent, transfer any collected and available balances relating to the Borrower in the Bank Blocked Accounts each day by wire transfer to the Borrower’s operating account number 175080130024 maintained with U.S. Bank; provided, however, that such authorizations may be terminated at any time by Agent. Funds are not available if, in the reasonable determination of Agent, they are subject to a hold, dispute or legal process preventing their withdrawal. If the available balances in the Bank Blocked Accounts relating to the Borrower are not sufficient to pay US Bank for any returned check, draft or order for the payment of money relating to the Borrower, or to compensate US Bank for any charges or fees due US Bank with respect to the deposits by the Borrower to and withdrawals by the Borrower from the Bank Blocked Accounts, the Borrower agrees to pay on demand the amount due US Bank. The Borrower agrees that it cannot, and will not, withdraw any monies from the Bank Blocked Accounts until such time as the Agent authorizes such withdrawal and it will not permit the Bank Blocked Accounts to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, nature or description, other than Agent’s security interest.

        11.14 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

        11.15 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

        11.16 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Banks, Agent and Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

        11.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, however, that the inclusion of supplemental rights or remedies in favor of Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        11.18 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Bank, regardless of any investigation made by Agent or any Bank or on their behalf and notwithstanding that Agent or any Bank may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        11.19 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, HOWEVER, THAT AGENT AND EACH BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE STATE COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, AGENT AND EACH BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, AGENT AND EACH BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, AGENT AND EACH BANK WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, UPON ITSELF AND HAVE IRREVOCABLY APPOINTED CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS REGISTERED AGENT FOR PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK.

        11.20 Waiver of Jury Trial.EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        11.21 Discretionary Facility. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT PROVIDES FOR A CREDIT FACILITY THAT IS COMPLETELY DISCRETIONARY ON THE PART OF THE BANKS AND THAT THE BANKS HAVE ABSOLUTELY NO DUTY OR OBLIGATION TO ADVANCE ANY REVOLVING LOANS OR TO ISSUE ANY LETTER OF CREDIT. THE BORROWER UNDERSTANDS THAT WITHOUT REASON, CAUSE OR PRIOR NOTICE, THE BANKS MAY CEASE ADVANCING REVOLVING LOANS AND ISSUING LETTERS OF CREDIT AND EACH BANK MAKE DEMAND FOR PAYMENT OF ALL OBLIGATIONS OF BORROWER TO IT AT ANY TIME. BORROWER REPRESENTS AND WARRANTS TO THE BANKS THAT BORROWER IS AWARE OF THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS UTILIZING AN UNCOMMITTED FACILITY.

        11.22 Amendment and Restatement. As of the Closing Date, this Agreement amends and restates in its entirety the Existing Credit Agreement. Borrower hereby agrees that (a) the loans outstanding under the Existing Credit Agreement and all accrued and unpaid interest thereon, (b) all Letters of Credit issued and outstanding under the Existing Credit Agreement, and (c) all accrued and unpaid fees under the Existing Credit Agreement shall be deemed to be outstanding under and payable by this Agreement. As of the Closing Date SocGen shall be deemed to have purchased a participation in each Existing Letter of Credit and any outstanding Loan in an amount equal to its Pro Rata Share, and the other Banks’ participations in such Existing Letters of Credit or Loans shall be adjusted accordingly.

        11.23 Entire Agreement.THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ENSERCO ENERGY INC., a South Dakota corporation

By:/s/ Thomas M. Ohlmacher Thomas M. Ohlmacher President and Chief Operating Officer

350 Indiana Street, Suite 400 Golden, Colorado 80401 Attention: Thomas M. Ohlmacher Telephone: (303) 568-3261 Facsimile: (303) 568-3250

FORTIS CAPITAL CORP., as Agent

By:_________________________________ Name:_______________________________ Title:________________________________

By:_________________________________ Name:_______________________________ Title:________________________________

15455 North Dallas Parkway Suite 1400 Addison, TX 75001 Attention: Irene C. Rummel Telephone: (214) 953-9313 Facsimile: (214) 969-9332

1

FORTIS CAPITAL CORP., as a Bank and an Issuing Bank

By: /s/ Irene C. Rummel Name: Irene C. Rummel Title: Senior Vice President

By: /s/ Leonard Russo Name: Leonard Russo Title: Director

15455 North Dallas Parkway Addison, TX 75001 Attention: Irene C. Rummel Telephone: (214) 953-9313 Facsimile: (214) 969-9332

BNP PARIBAS, as an Issuing Bank and a Bank

By: /s/ Keith Cox Name: Keith Cox Title: Director

By: /s/ Marcie Weiss Name: Marcie Weiss Title: Managing Director

787 Seventh Avenue New York, NY 10019 Attention: Keith Cox Phone: (212) 841-2575 Fax: (212) 841-2536

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U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:/s/Kathryn A. Gaiter Name: Kathryn A. Gaiter Title: Vice President

918 17th Street DNCOBB3E Denver, CO 80202 Attn: Monte Deckerd Phone: (303) 585-4212 Fax: (303) 585-4362

SOCIETE GENERALE, as a Bank

By: /s/Barbara Paulsen /s/Emmanuel Chesneau Name: Barbara Paulsen Emmanuel Chesneau Title: Director Director

1221 Avenue of the Americas New York, NY 10020 Attn: Barbara Paulsen Phone: (212) 278-6496 Fax: (212) 278-7953

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